SCHEDULE 14A
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Life360, Inc.
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Notice of 2026 Annual Meeting of Stockholders and Proxy Statement

Virtual Meeting ‖ May 28, 2026 at 3:00 p.m. Pacific Time (May 29, 2026 at 8:00 a.m. Australian Eastern Time) ‖ www.virtualshareholdermeeting.com/LIF2026
This proxy statement and form of proxy are first being sent and made available to stockholders on or about April 16, 2026.

Page
STOCKHOLDER LETTERS	1
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	4
PROXY STATEMENT SUMMARY	5
PROPOSAL 1 ELECTION OF DIRECTORS	7
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11
Independence of the Board of Directors	11
Board Leadership Structure	11
Role of the Board in Risk Oversight	11
Meetings of the Board of Directors	12
Information Regarding Committees of the Board of Directors	12
Communications with the Board of Directors	15
Stockholder Engagement	16
Code of Business Conduct and Ethics	16
Corporate Governance Guidelines	16
Clawback Policy	16
Insider Trading Policy	16
Stock Ownership	17
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	18
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19
Principal Accountant Fees and Services	19
Pre-Approval Policies and Procedures	19
EXECUTIVE OFFICERS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
DELINQUENT SECTION 16(a) REPORTS	24
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
2025 Summary Compensation Table	41
2025 Grants of Plan-Based Awards	42
Outstanding Equity Awards at 2025 Fiscal Year End	43
2025 Option Exercises and Stock Vested	45
Potential Payments and Benefits Upon Termination or Change in Control	45
CEO Pay Ratio	47
Pay Versus Performance	49
Director Compensation	54
EQUITY COMPENSATION PLAN INFORMATION	56
TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION	57
Related Person Transactions Policy and Procedures	57
Certain Related Person Transactions	57
HOUSEHOLDING OF PROXY MATERIALS	58
OTHER MATTERS	59
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	59
This proxy statement contains forward-looking statements. All statements other than statements of historical or current facts made in this document are forward-looking. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections, are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Executive Chairman's Letter to Stockholders

Fellow Stockholders,
Life360's mission is to keep people close to the ones they love. That mission was born nearly two decades ago from a simple and painful observation: when disaster strikes, families struggle to find each other. Today, nearly 96 million people around the world rely on Life360 every day. We are proud of how far we have come, and even more energized by how much further we intend to go.
2025 Performance
2025 was a landmark year. We delivered record revenue growth, record subscriber net additions, and our first full year of positive net income in company history. Adjusted EBITDA more than doubled. We launched Pet GPS across five global markets, closed the Nativo acquisition to build a full-stack advertising platform, and exited the year with a substantially stronger balance sheet to invest in what comes next.
Strategy
Life360 continues to execute against four core strategic priorities:
•Growing Our Audience: Our free member base is the foundation of everything we build. The majority of our members find us through word of mouth, and even in our most mature markets we continue to grow. With 16% penetration in the U.S. and low single digits internationally, the vast majority of our addressable market remains ahead of us. Growing free users is not just a precursor to monetization. It is the strategy.
•Scaling Paid Offerings: Paying Circles grew 26% in 2025, driven by improved conversion and the deepening value of our premium tiers. Pet GPS extends our subscription model into an entirely new life stage, and international markets represent a significant multi-year monetization runway as they mature.
•Creating New Revenue Streams: The Nativo acquisition transforms our advertising business into a full-stack platform. The U.S. digital advertising market exceeds $400 billion, with more than $100 billion flowing across the open web and connected TV where Life360's first-party family location data offers brands targeting and real-world measurement that simply does not exist elsewhere.
•Expanding Profitability: Achieving our first full year of positive net income was a milestone years in the making, reflecting both the power of our freemium model and the discipline of our team. Adjusted EBITDA margin expanded from 12% in 2024 to 19% in 2025, and we remain on a clear path toward our long-term target of 35% and beyond.
Our Company
Behind every metric is a family that relied on Life360 when it mattered most. In 2025, our members drove 611 billion miles with Life360 crash detection active, and received 85 billion safe arrival notifications. These numbers are a reminder of why we exist and of how much responsibility we carry.

AI and the Road Ahead
Every board and investor is asking which side of the AI disruption line their companies are on. For Life360, the answer is unambiguous. Our use case cannot be disrupted because it is anchored in real people moving through the physical world. Software cannot replace your child, your spouse, or your pet. Our real-time location data cannot be scraped by a language model. It must be collected continuously from real humans at scale, which makes it more scarce and more valuable as AI advances, not less. That is the defensive case. The offensive case is equally compelling. AI is our most important product innovation lever. It enables us to move from a platform that informs families to one that anticipates their needs, and to build experiences that were simply too complex to deliver before. My focus is on ensuring we move quickly and ambitiously on that opportunity. We are well-positioned to lead the next shift in how families interact with technology, just as we led the last one.
I am grateful to Lauren Antonoff for her outstanding leadership as CEO, to the entire Life360 team for an exceptional 2025, and to my fellow Board members for their continued guidance. It is a privilege to serve as Executive Chairman as we enter this next chapter. Life360 has never been better positioned for what lies ahead.
Sincerely,
Chris Hulls
Co-Founder and Executive Chairman

CEO's Letter to Stockholders
Dear Stockholders,
As I reflect on 2025 and look ahead to the future, I am proud to share that Life360 has achieved a landmark year. We delivered record-breaking results, made significant progress building our family super app platform, and completed a leadership transition that positions us well for the next chapter of growth. We remain in the early stages of an enormous opportunity. The world's families need the connection, coordination, and safety that we offer, and we are just beginning to realize our potential to keep people close to the ones they love, delivering peace of mind at a global scale. I am honored to lead this company as CEO, and I am grateful to Chris Hulls for the foundation he built over nearly two decades and for his continued partnership as Executive Chairman.
2025 Performance and Achievements
In 2025, Life360 reported consolidated revenue of $489.5 million, representing 32% year-over-year growth. Our Monthly Active Users grew to approximately 95.8 million, and Paying Circles reached 2.8 million, both all-time highs. Most significantly, we delivered our first fully profitable year in company history, with annual net income exceeding $32 million excluding a one-time non-cash tax benefit. Adjusted EBITDA more than doubled to $93.2 million, with margin expanding from 12% in 2024 to 19% in 2025. A 60 NPS score, among the highest of any consumer app, reflects the genuine and lasting value Life360 delivers to families every day.
Beyond the financial results, 2025 was a year of meaningful platform progress. We launched Life360 Pet GPS, our first fully in-house designed GPS device, simultaneously across five global markets. The early response exceeded expectations, selling out in most regions within days of launch. We are now shifting our manufacturing and optimizing our go-to-market as we prepare to scale later in 2026. Alongside the device, we introduced our community-powered Pet Finder Network, which now has nearly five million pets registered. Together, these initiatives extend our relevance to earlier and later life stages and deepen the value we offer families across the platform.
We also made significant progress building our advertising business. The acquisition of Fantix's advertising unit brought AI-powered targeting and measurement capabilities in-house, enabling us to launch Place Ads and Uplift, products that help brands reach families in real-world moments. And in January 2026, we closed the acquisition of Nativo, creating a full-stack advertising platform with Fortune 500 advertiser relationships and thousands of publisher integrations. These investments are transforming advertising from an early-stage initiative into a high-margin, scalable revenue engine. Our proprietary first-party location data is central to this opportunity and integral to the broader ecosystem of partnerships we are building to create value for members, advertisers, and partners alike.
Our Strategy Roadmap for 2026
As we enter 2026, our strategic goals remain clear: reach 150 million MAUs, surpass $1 billion in annual revenue, and achieve a 35% Adjusted EBITDA margin, while becoming the number one brand that makes everyday family life better. To get there, we remain focused on four core priorities.
1. Growing Our Audience
Our freemium model is the foundation of our growth strategy, and the majority of our members discover Life360 through word of mouth and referrals. Product innovation is our primary growth engine. Features like No Show Alerts, Driver Reports, and deep device integration create compounding value that drives organic adoption and retention. Marketing complements and amplifies this by building brand awareness and accelerating conversion. In 2026, we are targeting 20% MAU growth for the full year. Internationally, we remain significantly underpenetrated, with average penetration in the low single digits compared to 16% in the U.S., representing a vast and largely untapped opportunity across markets at very different stages of the growth curve.
2. Scaling Paid Offerings
Paying Circles grew 26% in 2025, driven by improved conversion, stronger retention, and the increasing value families find in our premium tiers. Pet GPS launched exclusively through direct and online channels and requires a paid membership, reinforcing our model of using hardware to drive subscription growth. Nearly 70% of U.S. households have a pet, and pets often enter families before children do, extending Life360's relevance across more life stages and for longer.

International ARPPC remains 40 to 50% below U.S. levels, representing a multi-year runway of natural monetization upside as those markets mature.
3. Creating New Revenue Streams
Advertising represents a transformational opportunity for Life360, and 2026 is the year we scale it in earnest. With Nativo, we now reach over 95% of ad-eligible adults in the U.S. across thousands of publishers, well beyond our in-app audience alone. Our first-party family location data powers targeting and real-world measurement that brands cannot access elsewhere. Over the long term, we believe advertising revenue can rival the scale of subscriptions, ensuring that every family can access Life360 in the way that works best for them.
4. Expanding Profitability
2025 marked a milestone we have been building toward for years. For the first time in company history, Life360 delivered a full year of positive net income, and Adjusted EBITDA more than doubled year over year to $93.2 million. This reflects the fundamental strength of our freemium model and the operating discipline we have built over many years. We enter 2026 with continued momentum, guiding to Adjusted EBITDA of $128 to $138 million, representing approximately 20% margin and another important step on our multi-year path toward 35% and beyond.
Looking to the Future
We enter 2026 as a stronger, more diversified company, with people, pets, and things now connected on a single map and a growing ecosystem of software, hardware, advertising, and data capabilities that no competitor can replicate. That foundation puts us in a compelling position as AI reshapes how families interact with technology. Our confidence in the AI opportunity starts with a simple truth: our use case is durable because we help real families as they move through the physical world in real time. What excites me as CEO is what AI enables us to build on top of that foundation. Our real-time, continuous location data grows more scarce and more valuable as AI advances. And AI enables us to evolve from a platform that informs to one that anticipates, doing the hard work for families and surfacing what matters before they have to ask. With organization-wide AI adoption now approaching 95%, we are already building faster and working more efficiently, and we are just getting started. Just as Life360 was founded on the recognition that mobile would transform how families stay connected, we intend to lead the charge in helping families navigate this next great shift.
I am deeply grateful to our employees, members, partners, and stockholders for their trust and support. The opportunity before us is immense, and I have never been more confident in our ability to deliver on it.
Sincerely,
Lauren Antonoff
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 28, 2026 (U.S.) and Friday, May 29, 2026 (Australia)
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of LIFE360, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 28, 2026, at 3:00 p.m. Pacific Time (Friday, May 29, 2026, at 8:00 a.m. Australian Eastern Time) as a virtual meeting conducted entirely online. The meeting will be held for the following purposes, as more fully described in the enclosed proxy statement:
1.To elect the four Class I directors named in this Proxy Statement to serve for a term expiring at the 2029 annual meeting of stockholders.
2.To conduct an advisory, non-binding vote to approve the compensation of the Company’s named executive officers.
3.To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
4.To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
Holders of record of Common Stock as of Thursday, April 9, 2026, at 2:00 a.m. Pacific Time (Thursday, April 9, 2026, at 7:00 p.m. Australian Eastern Time) (the "Record Date") will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/LIF2026 and entering the 16-digit Control Number distributed with these proxy materials. Holders of CHESS Depositary Interests (“CDIs”) (representing the underlying shares of Common Stock) as of the Record Date (such holders, “CDI Holders”) will be able to attend the Annual Meeting and submit questions by visiting the website above and logging in as a guest, but will not be able to vote during the Annual Meeting via the virtual online facility. Please refer to the additional logistical details and recommendations in the accompanying proxy statement (the “Proxy Statement”).

Further details regarding how holders of Common Stock and CDIs can vote are set out in this Proxy Statement.
By Order of the Board of Directors,
Matthew Cullen
General Counsel and Corporate Secretary
San Mateo, CA
April 16, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2026
The proxy statement and the Company’s fiscal year 2025 Annual Report on Form 10-K are available online on our website at investors.life360.com, free of charge.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the proxy or CDI Voting Instruction Form mailed to you if one was mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, holders of record of Common Stock may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT SUMMARY
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 28, 2026 at 3 p.m. Pacific Time ( Friday, May 29, 2026 at 8:00 a.m. Australian Eastern Time)
Virtual Meeting Site: www.virtualshareholdermeeting.com/LIF2026
Record Date: April 9, 2026 2:00 a.m. Pacific Time (7:00 p.m. Australian Eastern Time)
MEETING AGENDA

Proposals	Page	Board Recommendation
Election of four Class I directors named in the proxy statement to serve for a term expiring at the 2029 annual meeting of stockholders.	7	FOR all Director nominees

An advisory, non-binding vote to approve the compensation of the Company's named executive officers.	18	FOR

Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026	19	FOR

Key Dates

	San Francisco Time (PDT)	Sydney Time (AEST)
Date of annual meeting	Thursday, May 28 **3.00PM – 4.30PM**	Friday, May 29 **8.00AM – 9.30AM**
Eligibility to attend and vote	Thursday, April 9 **2.00AM**	Thursday, April 9 **7.00PM**
Last date to submit questions to the Company in advance	Friday, May 22 **5.00PM**	Saturday, May 23 **10.00AM**
Last date to submit CDI voting form	Sunday, May 24 **12.00AM**	Sunday, May 24 **5.00PM**
Last date to submit PROXY voting form	Wednesday, May 27 **8.59PM**	Thursday, May 28 **1.59PM**

Life360

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors (the "Board") is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. The Board presently has ten members. There are four directors in Class I whose term of office expires in 2026. Each of the nominees listed below in this Proxy Statement is currently a director of Life360, Inc. (the "Company"), and, as nominated by our Board of Directors and at the recommendation of our Corporate Governance and Nominating Committee, have been nominated for re-election to serve as Class I directors. If elected at the 2026 Annual Meeting of Stockholders (the "Annual Meeting"), each of these nominees would serve for a term expiring at the 2029 annual meeting. Each director will hold office until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and director nominees to attend the Annual Meeting. All of the directors attended the 2025 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes cast on the election of directors by holders of shares present at the meeting or represented by proxy. Accordingly, the four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
When considering Board composition and evaluating director candidates, our Corporate Governance and Nominating Committee takes into account a variety of skills, experiences, and personal qualities relevant to our business and future market opportunities, including advertising and ad technology within consumer-facing, privacy-first environments; scaling consumer and ad technology platforms, including AI capabilities; consumer subscription business models and growing large free user bases; and U.S. public company finance, accounting, and audit experience. The Corporate Governance and Nominating Committee also considers each candidate's independence, integrity, diversity of background and perspective, and ability to exercise sound business judgment, and evaluates the overall composition and collective expertise of the Board as a whole rather than requiring any individual director to satisfy all criteria. We believe our current directors provide an appropriate mix of experience and skills to support Life360's mission as a company dual-listed on Nasdaq and the ASX.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-Year Term Expiring at the 2029 Annual Meeting

Lauren Antonoff Age: 55 Director since 2025	Ms. Antonoff has served as Life360’s Chief Executive Officer and Board member since August 2025. Ms. Antonoff previously served as Life360’s Chief Operating Officer from May 2023 to August 2025. Prior to joining Life360, Ms. Antonoff served on the Board of Directors of Momentive Global Inc. from August 2022 to May 2023. Ms. Antonoff served as President, Independents at GoDaddy Inc., an internet domain registrar and web hosting company, from November 2019 to January 2022. Previously, she served as Senior Vice President & General Manager, Presence and Commerce at GoDaddy from March 2015 to November 2019. Prior to GoDaddy, Ms. Antonoff spent over 18 years at Microsoft Corporation, a computer software company, serving in various product manager roles culminating as Director, Program Management for SharePoint. Ms. Antonoff received a Bachelor of Arts in Rhetoric and Political Science from the University of California, Berkeley.
Key Skills and Qualifications:
Ms. Antonoff was selected to serve on the Board due to her extensive executive leadership experience, including her service as Chief Executive Officer and Chief Operating Officer of the Company, and her deep expertise in consumer technology, track record of product innovation, and scaling global technology businesses.

Mark Goines Age: 72 Director since 2019
Mr. Goines has served as a member of Life360’s Board since April 2019 and as the Lead Independent Director since August 2025. Mr. Goines served as the Vice Chairman of Personal Capital Corporation from June 2016 to September 2020 and as its Chief Marketing Officer and Chief Strategy Officer from January 2012 to September 2020. He currently serves on the boards of several private technology and app building companies, including Odeko, LLC, Ascend Credit, Inc., Candex Solutions Inc., Human Interest, Inc., Chocolate Holdings LLC and Bloom Credit Inc. He previously served on the board of BillFloat, Inc. Mr. Goines earned his Bachelor of Science and Master of Business Administration from the University of California, Berkeley.

Key Skills and Qualifications:	Mr. Goines was selected to serve on the Board due to his executive experience and industry expertise gained from serving on the boards of multiple growth-focused technology and app-building companies.

Alex Haro Age: 40 Director since 2008
Mr. Haro co-founded Life360, has served as a member of Life360’s Board since August 2008 and previously served as Life360’s President from June 2014 to January 2020 and Chief Technology Officer from August 2008 to December 2020. Since October 2021, he has served as a board member and Chief Executive Officer for Hubble Network Inc. In January 2020, Mr. Haro co-founded and currently serves a board member of MyMoneyKarma Infomatics India Private Limited. In 2015, Mr. Haro was recognized by Forbes 30 Under 30 in Consumer Technology. Prior to Life360, he worked on Orbited. Mr. Haro studied Computer Science at Pomona College.

Key Skills and Qualifications:	Mr. Haro was selected to serve on the Board due to his institutional knowledge as a Co-Founder and former Chief Technology Officer, as well as his extensive technology industry experience.

Randi Zuckerberg Age: 44 Director since 2021
Ms. Zuckerberg has served as a member of Life360’s Board since January 2021. Ms. Zuckerberg is an investor and advisor to more than 20 early- and mid-stage companies. She serves as a member of the boards of several companies including Athena Technology Acquisition Corp. II (NYSE: ATEK), a special purpose acquisition company, Go Noodle, Inc. and the New York Road Runners, a nonprofit organization. She previously served on the board of The Motley Fool, LLC until June 2025. Additionally, she has served as a strategic advisor to Open Deal Portal LLC (d/b/a Republic) since February 2021 and OkCoin, Inc. since September 2021. Over the course of her career, she has helped families navigate the digital world. Through the company she founded in 2012, Zuckerberg Media, she has created award-winning content and experiences that educate families and bring to light issues around digital literacy and safety. Ms. Zuckerberg is the best-selling author of four books, producer of multiple television shows and theater productions, and the host of a weekly radio show on SiriusXM. Ms. Zuckerberg has been recognized with an Emmy nomination, three Tony awards, a Drama Desk Award, and a Kidscreen Award. Prior to founding her own company, Ms. Zuckerberg was an early employee at Facebook, where she created Facebook Live. She holds a Bachelor of Arts in Psychology from Harvard University.

Key Skills and Qualifications:	Ms. Zuckerberg was selected to serve on the Board due to her extensive background investing in and advising technology and public companies.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Class II Directors Continuing in Office Until the 2027 Annual Meeting

Brit Morin Age: 40 Director since 2018
Ms. Morin has served as a member of Life360’s Board since January 2018. Ms. Morin founded Offline Ventures, an early-stage venture fund with $250M+ AUM, in January 2020 and is the Managing Director. She is also the founder, Chief Executive Officer and board member of Brit Media, Inc., a digital media and commerce brand, founded in 2011. She also previously served on the board of Girl Scouts of America and worked at Google LLC (NASDAQ: GOOG) and Apple Inc. (NASDAQ: AAPL). Ms. Morin was named one of Ad Age’s 40 Under 40 in 2018, Forbes 30 Under 30 in 2014 and Fortune’s Most Promising Entrepreneurs in 2015. Ms. Morin received her Bachelor of Science in Business and Communications summa cum laude from the University of Texas at Austin.

Key Skills and Qualifications:	Ms. Morin was selected to serve on the Board due to her entrepreneurial experience starting and leading venture capital and consumer internet companies.

James Synge Age: 58 Director since 2019
Mr. Synge has served as a member of Life360’s Board since May 2019, and was an early investor beginning in 2008. Mr. Synge has also served as a Partner at Carthona Capital FS Pty Ltd, an Australian venture capital fund, since 2014. He has held senior positions at Bankers Trust Company Australia, Deutsche Bank AG Frankfurt and UBS AG Zurich. Mr. Synge holds a Bachelor of Business from the University of Technology Sydney and a Master of Tax from the University of Sydney.

Key Skills and Qualifications:	Mr. Synge was selected to serve on the Board due to his venture capital experience and extensive financial industry knowledge.

David Wiadrowski Age: 66 Director since 2019
Mr. Wiadrowski has served as a member of Life360’s Board since March 2019. Mr. Wiadrowski previously served as Director and Chief Financial Officer of ELEVACAO Foundation, Inc., an Australian non-profit committed to empowering women entrepreneurs, from July 2016 to July 2017, and prior thereto served in various positions at PricewaterhouseCoopers Australia over a 37-year period, including as Partner and Chief Operating Officer. He currently also serves on the boards of three other Australian listed companies including: oOh! Media Limited (ASX: OML), CAR Group Limited (ASX: CAR), and IPH Limited (ASX: IPH) and on the boards of several private companies including the Cambodian Children’s Fund Australia Limited. He holds a Bachelor of Commerce from the University of New South Wales, is a Fellow of the Chartered Accountants of Australia and New Zealand and is a graduate of the Australian Institute of Company Directors.

Key Skills and Qualifications:
Mr. Wiadrowski was selected to serve on the Board due to his financial industry knowledge, capital markets experience, risk management skills, and experience serving on the boards of several Australian public companies.

Class III Directors Continuing in Office Until the 2028 Annual Meeting

Chris Hulls Age: 42 Director since 2007
Mr. Hulls has served as the Executive Chairman of the Board since August 2025. Mr. Hulls co-founded Life360 in April 2007 and has served as a member of Life360's Board since then. Mr. Hulls previously served as Life360's Chief Executive Officer from April 2007 to August 2025. Mr. Hulls has been an angel investor in, or an advisor to, several technology companies, including Tile, Inc. (“Tile”), Credible Behavioral Health, Inc., Ring LLC, Automattic Inc., Honk Technologies, Inc. and Zendrive Inc. Mr. Hulls received his Bachelor of Science in Business Administration with Highest Honors at the University of California, Berkeley after serving in the United States Air Force.

Key Skills and Qualifications:
Mr. Hulls has served on the Board since the Company’s formation and has remained on the Board due to the deep institutional knowledge he brings as Co-Founder, Executive Chairman of the Board, and as former Chief Executive Officer of the Company and his business and technology company experience, including investing in and advising technology companies.

Charles "CJ" Prober Age: 54 Director since 2022
Mr. Prober has served as a member of Life360’s Board since January 2022. Mr. Prober has served as the Chief Executive Officer and member of the Board of NETGEAR, Inc. since January 2024. Mr. Prober also served as Life360’s President and Chief Executive Officer of Tile from January 2022 to July 2023. Prior to this, Mr. Prober served as the Chief Executive Officer of Tile from September 2018 until its acquisition by Life360 and as a member of Tile’s Board since February 2018, including as its Executive Chairman from February 2018 to September 2018. He served as the Chief Operating Officer of GoPro, Inc. (Nasdaq: GPRO) from January 2017 to February 2018 and its Senior Vice President of Software and Services from June 2014 to December 2016. Mr. Prober has also held positions at Electronic Arts Inc. (Nasdaq: EA), McKinsey & Company and Wilson Sonsini Goodrich & Rosati. Mr. Prober has also served as a member of the board of directors of Glorious Gaming from January 2024 to February 2025. Mr. Prober received his Bachelor of Commerce from the University of Manitoba and a Bachelor of Laws from McGill University.

Key Skills and Qualifications:
Mr. Prober was selected to serve on the Board due to his institutional knowledge as the Chief Executive Officer of Tile and his expertise in the mobile app, technology, and consumer hardware industries.

John Philip Coghlan Age: 74 Director since 2009
Mr. Coghlan has served as a member of Life360’s Board since November 2009. In February 2017, Mr. Coghlan co-founded the Rivet School, a non-profit start-up focused on providing debt-free college degree attainment, where he currently serves as a board member. Mr. Coghlan previously served as President and Chief Executive Officer of Visa U.S.A. and as Vice Chairman of the Charles Schwab Corporation (NYSE: SCHW). He received a Bachelor of Arts in Psychology from Stanford University, a Master of Arts in Economics and Public Policy from Princeton University and a Master of Business Administration from Harvard Business School.

Key Skills and Qualifications:	Mr. Coghlan was selected to serve on the Board due to his experience as an executive and board member of multiple large companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
We have assessed the independence of our directors with respect to the definitions of independence prescribed by each of the Nasdaq Stock Market (“Nasdaq”) and the SEC, and our Corporate Governance Guidelines (“Guidelines”). Our Guidelines are available to stockholders on the Company’s website at investors.life360.com.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Corporate Governance and Nominating Committee has affirmatively determined that the following six directors are independent directors within the meaning of Nasdaq independence standards and for the purposes of our Guidelines: Messrs. Coghlan, Synge, Goines and Wiadrowski and Mses. Morin and Zuckerberg. In making this determination, the Corporate Governance and Nominating Committee found that none of these directors or director nominees had a material or other disqualifying relationship with the Company. The Corporate Governance and Nominating Committee determined that Ms. Antonoff is not independent because she serves as the Company's Chief Executive Officer. The Corporate Governance and Nominating Committee determined that Mr. Hulls is not independent because he is a co-founder of the Company and serves as its Executive Chairman of the Board. The Corporate Governance and Nominating Committee determined that Mr. Haro is not independent because he is a co-founder of the Company. The Corporate Governance and Nominating Committee determined that Mr. Prober is currently not independent. Mr. Prober served as President of the Company from April 11, 2022 until July 7, 2023. Under Nasdaq rules, Mr. Prober cannot be considered independent for a three-year cooling off period from the date that he ceased to be an executive officer. The Committee expects Mr. Prober to qualify as independent upon the expiration of such period. In making this determination, the Corporate Governance and Nominating Committee additionally considered the transaction discussed in the section titled “Certain Related Person Transactions” in this Proxy Statement and that each of John Philip Coghlan, Chris Hulls, Brit Morin, James Synge and Randi Zuckerberg have direct or indirect immaterial economic interests in Hubble Network, Inc.
BOARD LEADERSHIP STRUCTURE
The Board of the Company has an independent lead director (the “Lead Independent Director”), Mr. Goines, who has authority, among other things, to call and preside over meetings of the Board, including executive sessions of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. The Board also has an Executive Chairman, Mr. Hulls, who provides leadership to the Board by setting agendas, facilitating effective governance and oversight, and serving as a strategic advisor to management while maintaining oversight of the Company's long-term direction. Accordingly, the Lead Independent Director and Executive Chairman have substantial ability to shape the work of the Board. The Company believes that separation of the positions of Lead Independent Director, Executive Chairman, and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having a Lead Independent Director and Executive Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having a Lead Independent Director and Executive Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. As part of this process, the Board reviews and approves management's annual business plan and budget, and regularly reviews management's strategic, capital spending, liquidity, and other financing matters. To perform these functions, the Board meets, at least quarterly, both with management and in closed session of non-executive directors. In addition, the Board is responsible for assessing major risks facing the Company and considering ways to address those risks and overseeing the establishment and maintenance of processes and conditions to manage these risks and maintain the integrity of the Company. A key component of our risk management framework is the regular review of key risks and opportunities by our leadership team. An assessment of areas of potential risks to the business, estimated likelihoods and mitigation strategies is performed annually. Identified risks are included in a risk register, the key risk categories of which include competition, cybersecurity, brand, business continuity, talent and financial risks. The Board oversees risk management directly and through its committees. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Audit Committee the responsibility of coordinating between the Board and management the implementation of responses to any problematic risk management issues.
The Audit Committee oversees the Company’s corporate accounting and financial reporting, including auditing of the Company’s financial statements and the qualification, independence, performance and terms of engagement of the Company’s independent auditor. The Audit Committee is also responsible for monitoring and advising the Board on risk management policies and procedures and risk assessment. The Audit Committee has the responsibility to consider and discuss with management and, as appropriate, the independent auditor, risk assessment and risk management, including our major financial risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, including compliance with ethical standards adopted by the Company, in addition to oversight of the performance of our internal audit function.
Our Compensation Committee assesses risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, that are reasonably likely to have a material adverse effect on the Company.
Our Corporate Governance and Nominating Committee is responsible for overseeing the Company’s environmental, social and governance (“ESG”) strategy, targets, policies, performance and reporting. The Corporate Governance and Nominating Committee periodically reviews and discusses with management practices with respect to ESG matters that are expected to have significant long and short-term impacts on the Company’s performance, business activities or reputation.
Cybersecurity Risk
The Board is responsible for monitoring and assessing strategic risk exposure and the mitigation and remediation of cybersecurity incidents, and oversees cybersecurity risk management functions as a whole, as well as through the Audit Committee. The Company maintains a cybersecurity risk register which is reviewed regularly and updated as appropriate. The Company maintains a dedicated corporate information security function, and the Company's corporate information security team informs the Board and the Audit Committee of certain cybersecurity risks and threats during quarterly meetings and provides materials shared in connection with such meetings, as well as ad hoc updates when there are material developments or changes that may impact cybersecurity risk to the Company. Our cybersecurity incident response procedures are designed to escalate certain cybersecurity incidents to our executive officers and the Board as appropriate. In addition to the cybersecurity incident response procedures we have in place, we also maintain cybersecurity insurance to cover certain losses and damages caused by cybersecurity incidents. See Item 1C. “Cybersecurity” in our Annual Report on Form 10-K for more information related to our cybersecurity risk management and strategy.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met thirteen times during the last fiscal year. Nine of the ten directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or committee member. Mr. Haro attended 66.67% of the aggregate number of meetings of the Board held during the last fiscal year.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. In August 2025, the Board updated its committee structure by renaming the Nominating and Corporate Governance Committee as the Corporate Governance and Nominating Committee, and approving amendments to the committee's charter, effective August 11, 2025.
The following table provides membership and meeting information for fiscal 2025 for each of the Board committees:

Name of Director	Audit	Compensation	Corporate Governance and Nominating
John Philip Coghlan	Member	Member	Chair
Mark Goines		Chair	Member
Brit Morin		Member	Member
James Synge	Member
David Wiadrowski	Chair
Total Meetings in Fiscal 2025	9	7	6
Each of the committees has authority to retain and terminate counsel or any outside advisors it deems necessary to perform its duties and oversight responsibilities. The Corporate Governance and Nominating Committee has determined that each member of each committee is independent with respect to the definitions of independence prescribed by each of the Nasdaq, Securities and Exchange Commission (the "SEC") and our Guidelines, and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. Each member of our Audit Committee and Compensation Committee satisfies the additional independence standards applicable to directors serving on such committee under the Nasdaq Listing Rules and SEC rules.
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee was established by the Board to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.
The Audit Committee is composed of three directors: Mr. Wiadrowski (Chair), Mr. Coghlan, and Mr. Synge. The Audit Committee met nine times during the last fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at investors.life360.com. The charter of the Audit Committee permits the Audit Committee to, as it deems appropriate, delegate all or a portion of its duties and responsibilities to a subcommittee.
The Audit Committee provides assistance to the Board in fulfilling the Audit Committee’s responsibilities and duties, including with respect to:
•monitoring the Company’s accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, including the quality and integrity of the Company’s financial statements and reports;
•retaining and oversight of the Company’s existing independent registered public accounting firm and assessment of its independence, qualification and performance; and approving any engagements of audit and non-audit work performed by the independent registered public accounting firm;
•preparing the audit committee report required by SEC rules to be included in the Company’s annual proxy statement;
•providing oversight of compliance with the Company’s programs and policies designed to ensure adherence to applicable laws, as well as to the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”);
•providing oversight of the Company’s risk management, risk assessment and risk exposures with respect to financial, accounting, operational, tax, privacy and cybersecurity and information technology risks; and
•administering the Company’s Related Persons Transactions Policy (as described below in “Transactions with Related Persons and Indemnification — Related Person Transactions Policy and procedures”).
The Board has also determined that Mr. Wiadrowski qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Wiadrowski’s level of knowledge and experience based on a number of factors, including his formal education and experience as an audit partner for public reporting companies.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Mr. David Wiadrowski (Chair)
Mr. John Philip Coghlan
Mr. James Synge
*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of three directors: Mr. Goines (Chair), Mr. Coghlan, and Ms. Morin. The Compensation Committee met seven times during the 2025 fiscal year.
The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at investors.life360.com. The charter of the Compensation Committee permits the Compensation Committee to, as it deems appropriate, delegate all or a portion of its duties and responsibilities to a subcommittee and, in certain cases, certain members of management.
The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including, but not limited to:
•overseeing the Company's overall compensation philosophy and practices in light of the Company's specific business objectives;
•reviewing and approving, or recommending to the Board for approval, corporate goals and objectives relevant to the CEO’s compensation and evaluating the CEO’s performance in light of those goals and objectives and either determining, approving, or recommending to the Board for approval, the CEO’s compensation level based on this evaluation;
•setting our compensation program and compensation of our executive officers, senior management, and directors;
•monitoring and administering the Company’s incentive compensation, equity-based and certain other benefit plans and policies;
•reviewing and approving (or recommending to the Board for approval) the Company’s Compensation Discussion and Analysis (the “CD&A”), compensation proposals and compensation disclosures to be included in the Company’s annual proxy statement, including the Compensation Committee Report therein;
•establishing, approving, modifying and overseeing the Company’s compensation clawback policy; and
•reviewing and discussing with the Board and the Company’s executive officers' plans for executive officer development and succession strategy and plans for the CEO and other executive officers.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief People Officer and Compensia, Inc., the Company’s independent compensation consultant (“Compensia”).
The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
For additional information, see “Compensation Discussion and Analysis—How We Determine Compensation—Role of Compensation Committee” in this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee was, at any time during fiscal year 2025 or at any other time, one of our officers or employees, and no member of the Compensation Committee had any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During fiscal year 2025, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is composed of three directors: Mr. Coghlan (Chair), Mr. Goines and Ms. Morin. The Corporate Governance and Nominating Committee met six times during the 2025 fiscal year.
The Corporate Governance and Nominating Committee has adopted a written charter that is available to stockholders on the Company’s website at investors.life360.com. The charter of the Corporate Governance and Nominating Committee permits the Corporate Governance and Nominating Committee to, as it deems appropriate, delegate all or a portion of its duties and responsibilities to a subcommittee.
The Corporate Governance and Nominating Committee’s primary purpose and responsibilities are:
•identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending candidates for appointment, election or reelection to the Board;
•making recommendations to the Board regarding the membership of the committees of the Board, and assessing the performance of the Board;
•overseeing evaluations of the Board, its committees, and Board members;
•developing and recommending to the Board for adoption the Company’s Guidelines, periodically reviewing and recommending changes to the Guidelines as appropriate and monitoring compliance with such guidelines;
•reviewing stockholder proposals submitted for inclusion in the Company’s proxy statement and recommending to the Board any statements by the Company in response, and considering stockholder nominees for election to the Board at the Company’s annual meeting of stockholders; and
•overseeing the Company’s corporate culture and strategies and overseeing the Company’s Environmental, Social and Governance (ESG) strategy, targets, policies, performance and reporting.
Board of Directors Nominations
The Corporate Governance and Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company. Consistent with the criteria approved by the Board and keeping in mind the needs of the Board as a whole, the Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having high personal integrity and ethics, and consider additional factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having experience as a board member or executive officer of another publicly held company and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Committee also takes into account results of the Board's self-evaluation process, which is conducted at least annually.
The Corporate Governance and Nominating Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews a director’s overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the director’s independence.
It is the policy of the Corporate Governance and Nominating Committee to consider stockholder nominees who are nominated in accordance with the procedures described below (at “When are stockholder proposals and director nominations due for the 2027 annual meeting of stockholders”) consistent with the criteria approved by the Board and on the same basis as other nominees from other sources.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders are encouraged to submit questions or requests for information directly to the Company via the Company’s website at investors.life360.com in accordance with the Company’s Stockholder’s Communications Policy. Every effort is made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Our General Counsel will review stockholder communications and, if appropriate, route them to the appropriate director(s) or, if none is specified, to the Chairperson of the Corporate Governance and Nominating Committee. We reserve the right not to forward to Directors any abusive, threatening or otherwise inappropriate materials.
STOCKHOLDER ENGAGEMENT
The Company engages with stockholders throughout the year through regular investor meetings and stockholder outreach sessions. The Company also solicits and receives feedback with respect to a broad range of topics of interest to our stockholders. Additional stockholder and investor outreach includes analyst meetings and investor conferences. We also hold investor conference calls for our quarterly earnings releases where participants are able to ask questions, which are available in real time by audio conference and are archived on our Investor Relations website at investors.life360.com.
CODE OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a Code of Conduct that applies to all officers, directors, employees, contractors, consultants, and authorized representatives. The Code of Conduct, and any amendments or grants of waivers thereto, is available on the Company’s website at investors.life360.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the amendment or waiver on its website.
CORPORATE GOVERNANCE GUIDELINES
The Board has established the Company’s Guidelines, and the Corporate Governance and Nominating Committee is responsible for reviewing our Guidelines periodically and recommending changes, and overseeing and monitoring compliance with the Guidelines. The Guidelines address, among other things, the composition and role of the Board, director independence standards, director orientation and education, and additional matters such as CEO evaluations and officer succession planning. Our Guidelines are available to stockholders on the Company’s website at investors.life360.com.
CLAWBACK POLICY
The Company has adopted the Life360, Inc. Incentive Compensation Recoupment Policy, in accordance with SEC rules and Nasdaq listing standards. The policy provides for the recoupment of incentive compensation received by certain current and former executive officers, including our named executive officers, in certain circumstances where there has been a restatement of the Company’s financial statements. A copy of the policy is filed with the Company’s Annual Report on Form 10-K as Exhibit 97.1.
INSIDER TRADING POLICY
We have insider trading policies and procedures that govern the purchase, sale and other disposition of our securities by directors, officers, employees, contractors and consultants, as well as by the Company itself. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. A copy of our Insider Trading Policy is filed with the Company’s Annual Report on Form 10-K as Exhibit 19.1.
Prohibition on Hedging, Pledging and other Transactions
As part of the Company’s Insider Trading Policy, all employees (including our executive officers), contractors, consultants, and Board members are prohibited from engaging in short sales of our securities, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions involving our securities. The Company’s Insider Trading Policy also prohibits pledging the Company’s securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the Company’s Board in accordance with any applicable policy or guidelines of the Company regarding pledging. In August 2025, Mr. Alex Haro requested approval to pledge up to 900,000 shares of the Company's common stock as collateral for a personal line of credit from UBS Bank USA ("UBS"). The facility is an uncommitted, demand credit facility providing for borrowings of up to $15 million. The arrangement does not have a fixed maturity date and is repayable upon demand by UBS, subject to the terms of the credit agreement. The credit facility includes a 65% maintenance level and a 30% release level. If the value of the pledged shares declines below the applicable maintenance threshold, UBS may require additional collateral to be pledged, subject to an aggregate pledged value cap of $15 million. If the collateral value exceeds the release threshold, UBS may permit the release of excess pledged shares. On August 20, 2025, following a review of the proposed transaction, the disinterested members of the Board determined, pursuant to the Company's Insider Trading Policy, that the terms of the line of credit were sufficient to protect Mr. Haro and the Company from a potential transfer by pledge at an inappropriate time. The Company monitors such arrangements to mitigate the risk of forced sales and to ensure ongoing compliance with applicable securities laws and Company policies.

STOCK OWNERSHIP
We strongly encourage a culture of ownership in our equity by our executives, and our compensation programs are designed with this principle at their core. Life360's equity awards are structured to build and maintain meaningful long-term stakes in the Company, reinforcing a long-term perspective aligned with stockholder value across both the Nasdaq and ASX markets. Holding period requirements — including those under Rule 144 — apply following vesting, further anchoring executives to long-term outcomes.

To reinforce this commitment, any trades in Company stock by our executives and board members require pre-approval and may only occur during trading windows, which open on a limited basis throughout the year. U.S.-based executives and board members who transact in Company stock are additionally expected to do so through pre-established Rule 10b5-1 trading plans, which are established independently of any material non-public information. A significant portion of executive pay is intentionally delivered in the form of long-term and performance-based equity awards, reflecting that ownership and accountability go hand in hand.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the CD&A, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are aligning pay for performance, including by making compensation variable and at risk, and aligns the compensation of our named executive officers with our stockholders’ interests. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment. Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote (“say-on-pay vote”) “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Consistent with the preferences expressed by our stockholders in agreement with our Board, our stockholders are given the opportunity to cast an advisory vote on this topic annually and our next say-on-pay vote is scheduled to be held at our 2027 annual meeting of stockholders.
Advisory approval of this proposal requires the vote of the holders of a majority of the votes cast affirmatively or negatively at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL OF PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee and the Board have selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and have further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025 and December 31, 2024, by Deloitte, the Company’s principal accountant for such periods.
Deloitte

	Fiscal Year Ended
	2025	2024
Audit Fees(1)	$3,063,244.00	$2,887,336.00
Audit-related Fees(2)	$201,895.00	$437,466.00
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$3,265,139.00	$3,324,802.00
__________________
All fees described above were pre-approved by the Audit Committee.
(1)Audit Fees include fees related to the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements as well as services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, including review of SEC registration statements and related consents.
(2)Audit-related Fees represent the aggregate fees billed for assurance and related services that are reasonably related to the audit or review of the company’s financial statements and are not reported as Audit Fees.
(3)Tax fees consist of fees for tax compliance, tax advice and tax planning. The Company paid no tax fees to Deloitte for the years ended December 31, 2025 and December 31, 2024.
(4)The Company paid no other fees to Deloitte for the years ended December 31, 2025 and December 31, 2024.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte is compatible with maintaining the principal accountant’s independence.

Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of April 2026.

Name	Age	Position
Lauren Antonoff	55	Chief Executive Officer, Director, and former Chief Operating Officer
Chris Hulls	42	Co-Founder, Executive Chairman of the Board, Director, and former Chief Executive Officer
Russell Burke	65	Chief Financial Officer
__________________
For Ms. Antonoff's and Mr. Hulls' biographies, see “Proposal 1 Election of Directors” above.
Russell Burke has served as Life360’s Chief Financial Officer since May 2020. Prior to joining Life360, Mr. Burke served as the Chief Financial Officer of Fandor LLC, a subscription-based streaming service, from August 2017 to December 2018. Prior to that, he served as Chief Financial Officer at Globality, Inc., a business-to-business services marketplace, from July 2015 to July 2017. Mr. Burke also previously served as Chief Financial Officer of Mandalay Media, Inc. and Magic Leap, Inc. and as Chief Executive Officer of Weight Watchers Australia and New Zealand and held senior financial positions at Sony Music Entertainment, and earlier in his career he was with Price Waterhouse (now PricewaterhouseCoopers) in Australia and the U.S. Mr. Burke received his Bachelor of Commerce from the University of Newcastle (Australia) and is a Chartered Accountant (Australia and New Zealand).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Common Stock (including shares underlying all issued and outstanding CDIs) of the Company as of March 31, 2026 by (i) each person who, to the Company’s knowledge, owns more than 5% of its Common Stock, (ii) each of the Company’s named executive officers and directors, and (iii) all of the Company’s executive officers and directors as a group. The table also sets out the names of all persons who have filed Schedule 13D or 13G with the SEC, an ASIC Form 603 (Notice of initial substantial holder) notifying the Company of a relevant interest in 5% or more of the voting rights attached to the issued securities of the Company, or an ASIC Form 604 (Notice of change of interests of substantial holder) notifying the Company of a change to their relevant interest holding of 1% or more. Shares of our Common Stock subject to options, warrants, or other rights currently exercisable, or exercisable within 60 days of March 31, 2026, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. As of March 31, 2026, the Company had 80,688,123 shares of Common Stock issued and outstanding, including all shares of Common Stock underlying issued and outstanding CDIs. Unless otherwise indicated below, the address for each beneficial owner is c/o Life360, Inc., 1900 S Norfolk Street, Suite 310, San Mateo, California 94403. CDI holdings reflected in the table have been converted to shares of Common Stock at a ratio of 3 CDIs to 1 share of Common Stock; accordingly, certain share amounts may be rounded down to the nearest whole share.

Name of beneficial owner	Number of shares of Common Stock beneficially owned(1)	Percentage of Common Stock beneficially owned
5%+ Stockholders(2)
Hyperion Asset Management Limited(3)	7,167,533	8.9%
AustralianSuper Pty Ltd(4)	4,655,983	5.8%
Ausbil Investment Management Limited(5)	4,024,236	5.0%
BlackRock, Inc.(6)	8,860,866	11.0%
Directors and named executive officers
Chris Hulls(7)	2,550,720	3.1%
Russell Burke(8)	663,547	*
Lauren Antonoff(9)	192,453	*
Susan Stick(10)	32,069	*
John Philip Coghlan(11)	328,907	*
Mark Goines(12)	96,924	*
Alex Haro(13)	1,269,152	1.6%
Brit Morin(14)	114,918	*
Charles (CJ) Prober(15)	168,896	*
James Synge(16)	220,392	*
David Wiadrowski(17)	55,730	*
Randi Zuckerberg(18)	62,947	*
All directors and executive officers as a group (12 individuals)(19)	5,724,586	6.8%
__________________
*Indicates ownership of less than 1% of outstanding Common Stock.

1	Includes shares of Common Stock underlying issued and outstanding CDIs.
2
Based on Amendment No. 5 to the Schedule 13G filed by The Vanguard Group (“Vanguard”) on March 27, 2026, we understand that Vanguard went through an internal realignment on January 12, 2026, and, in accordance with SEC Release No. 34-39538 (January 12, 1998), certain subsidiaries or business divisions of subsidiaries of Vanguard, that formerly had, or were deemed to have, beneficial ownership of our shares with Vanguard, will report beneficial ownership separately (on a disaggregated basis) from Vanguard in reliance on such release. These subsidiaries and/or business divisions pursue the same investment strategies as previously pursued by Vanguard prior to the realignment. Further, in accordance with SEC Release No. 34-39538 (January 12, 1998), Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions. Accordingly, we have omitted Vanguard from the foregoing table purely as a result of the restructuring, as our understanding is that our shares continue to be beneficially owned by certain subsidiaries or business divisions of subsidiaries of Vanguard. Prior to Amendment No. 5, Vanguard filed Amendment No. 4 to Schedule 13G on October 31, 2025, reporting shared voting power with respect to approximately 1786046 shares of common stock, sole dispositive power with respect to approximately 7,716,097 shares of common stock and shared dispositive power with respect to approximately 1,881,465 shares of common stock.

3	Represents shares of our common stock beneficially owned as of December 31, 2025, based on a Schedule 13G filed with the SEC on January 8, 2026, by Hyperion Asset Management Limited ("Hyperion"). Hyperion lists its address as Level 19, 307 Queen Street, Brisbane, QLD 4000, Australia, and indicates that it has shared voting power with respect to zero shares of our common stock, sole voting and dispositive power with respect to 7,167,533 shares of our common stock, and shared dispositive power with respect to zero shares of our common stock.
4	Represents shares of our common stock beneficially owned as of December 31, 2025, based on a Schedule 13G filed with the SEC on February 11, 2026, by AustralianSuper Pty Ltd. AustralianSuper Pty Ltd lists its address as Level 30, 130 Lonsdale Street, Melbourne, Victoria 3000, Australia, and indicates that it has shared voting power with respect to zero shares of our common stock, sole voting and dispositive power with respect to 4,655,983 shares of our common stock, and shared dispositive power with respect to zero shares of our common stock.
5	Represents 4,024,236 shares of common stock underlying 12,072,709 CDIs of which Ausbil Investment Management Limited (“Ausbil”) holds a relevant interest based upon the Company’s corporate records and upon the information provided by Ausbil in a Notice of Initial Substantial Holder (a “Form 603”) filed with the ASX on November 26, 2025 which reported that Ausbil held a relevant interest and can exercise voting and dispositive power over these shares as a trustee, discretionary investment manager or adviser. The address for Ausbil is Level 47, 225 George Street, Sydney NSW 2000, Australia.
6
Represents shares of our common stock beneficially owned as of March 31, 2026, based on a Schedule 13G filed with the SEC on April 7, 2026, by BlackRock, Inc. ("BlackRock"). BlackRock lists its address as 50 Hudson Yards, New York, New York 10001, United States, and indicates that it has shared voting power with respect to zero shares of our common stock, sole voting power with respect to 8,789,461 shares of our common stock, sole dispositive power with respect to 8,860,866 shares of our common stock, and shared dispositive power with respect to zero shares of our common stock.

7
Represents (i) 225,948 shares of our Common Stock held directly by Mr. Hulls; (ii) approximately 195,312 shares of our Common Stock underlying 585,938 CDIs held indirectly through the Rose Hulls 2023 Irrevocable Trust; (iii) approximately 195,312 shares of our Common Stock underlying 585,938 CDIs held indirectly through the Robin Hulls 2023 Irrevocable Trust; (iv) approximately 195,312 shares of our Common Stock underlying 585,938 CDIs held indirectly through the Mackenzie Hulls 2023 Irrevocable Trust; (v) 1,710,364 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; (vi) 13,648 shares underlying restricted stock units ("RSUs") that vested and will be issued within 60 days of March 31, 2026; and (vii) 14,822 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.

8	Represents (i) 113,361 shares of our Common Stock held indirectly through the Russell John Burke Revocable Trust & Jeanette L Calandra Revocable Trust ELD as TIC DTD 02/05/2025; (ii) 535,841 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; (iii) 6,066 shares underlying RSUs that vested and will be issued within 60 days of March 31, 2026; and (iv) 8,279 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
9	Represents (i) 144,865 shares of our Common Stock held directly by Ms. Antonoff; (ii) 6,066 shares underlying RSUs that vested and will be issued within 60 days of March 31, 2026; and (iii) 41,522 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
10	Represents (i) 25,149 shares of our Common Stock held directly by Ms. Stick; and (ii) 6,920 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
11	Represents (i) 40,431 shares of our Common Stock held indirectly through the John Coghlan Living Trust; (ii) 55,494 shares of our Common Stock held indirectly through the John Philip Coghlan 2025 Grantor Retained Annuity Trust; (iii) 232,146 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iv) 836 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
12	Represents (i) 5,290 shares of our Common Stock held directly by Mr. Goines; (ii) 56,809 shares of our Common Stock held indirectly through the Goines Wong Living Trust; (iii) 34,045 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iv) 780 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
13
Represents (i) 1,005,169 shares of our Common Stock held directly by Mr. Haro; (ii) 263,304 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iii) 679 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons. 800,000 shares of Mr. Haro's directly owned Common Stock are pledged as collateral for a personal credit facility. See "Prohibition on Hedging, Pledging and Other Transactions" for a description of the Board-approved arrangement and applicable safeguards.

14	Represents (i) 25,285 shares of our Common Stock held directly by Ms. Morin; (ii) 88,924 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iii) 709 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
15	Represents (i) 104,777 shares of our Common Stock held directly by Mr. Prober; (ii) 63,440 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iii) 679 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
16
Represents (i) 53,878 shares of our Common Stock held directly by Mr. Synge; (ii) approximately 131,839 shares of our Common Stock underlying 395,519 CDIs held directly by Mr. Synge; (iii) 33,972 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iv) 703 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.

17	Represents (i) 30,685 shares of our Common Stock held directly by Mr. Wiadrowski; (ii) 8,256 shares of our Common Stock underlying 24,768 CDIs held directly by Mr. Wiadrowski; (iii) 16,051 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iv) 738 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
18	Represents (i) 24,398 shares of our Common Stock held directly by Ms. Zuckerberg; (ii) 37,870 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; and (iii) 679 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons.
19
Represents (i) 1,886,390 shares of our Common Stock; (ii) approximately 726,033 shares of our Common Stock underlying 2,178,102 CDIs; (iii) 3,015,957 shares underlying options to purchase Common Stock that are exercisable within 60 days of March 31, 2026; (iv) 25,780 shares underlying RSUs that vested and will be issued within 60 days of March 31, 2026; and (iv) 70,426 shares underlying RSUs that vested or will vest but will not be issued within 60 days of March 31, 2026 for administrative reasons held by our executive officers and directors as a group.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of the forms it received, or written representations from reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2025, except that a Form 4 report was not timely filed on behalf of Mr. Coghlan for a sale of shares of the Company's common stock on August 15, 2025. A Form 4 report was subsequently made on August 22, 2025 to report such transaction.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
At Life360, our mission is to keep people close to the ones they love. We are building a scaled platform for everyday family life, bringing together the people, pets, and things that matter most on a single map to help families stay safe, connected, and coordinated.

Life360 is a multi-product platform used by families to manage the day-to-day complexity of modern life. Through our mobile application (available on both iOS and Android), connected devices, and partner integrations, members use location sharing to stay informed about loved ones' real-time whereabouts, coordinate daily activities, and access services such as driving insights, crash detection, emergency dispatch, and item and pet tracking. By bringing these experiences together in a single platform, Life360 is designed to enhance member utility, delight and support a range of use cases across different life stages.

Life360 operates a freemium model, where our core offering is available at no cost, supported by subscription membership options that provide access to enhanced features and services. This model is designed to support broad adoption and provides a pathway from free to paid membership over time. We complement our subscription business with hardware offerings, including Tile Bluetooth trackers and Life360 Pet GPS, which extend our platform beyond the smartphone and provide additional functionality for members.

In addition, Life360 is building a scaled advertising platform that creates value for both members and business partners. Leveraging our large, highly engaged audience and unique first-party insights into real-world family behavior, we enable brands to reach customers in relevant, high-intent moments and measure real-world outcomes. Our platform offers brand integrations, offsite ad targeting, and location-informed ad performance measurement solutions for leading brands, agencies, and publishers, enabling us to monetize our free member base and support sustainable platform monetization.

In August 2025, Life360 entered a new chapter of leadership, as Chris Hulls, Life360's co-founder and former Chief Executive Officer, transitioned to the role of Executive Chairman, where he continues to provide strategic leadership and guidance to the Company. Lauren Antonoff was promoted to Chief Executive Officer, bringing her extensive operational and product expertise to lead the Company's continued growth and scale. The Compensation Committee structured compensation arrangements in connection with this transition to reflect each executive's new role and responsibilities, as further described below.
Our core values at Life360 drive accountability, member focus, and the intensity required to win in a fast-moving market. They shape how our employees make decisions and how they engage with each other.
•Be a Good Person. Everyone at Life360 respects each other and maintains a high level of integrity.
•Be Direct with Respect. We communicate directly, even when it’s hard. This is always done in support of the other person’s development, and we are intentionally inclusive and always respectful.
•Members Before Metrics. We value metrics and use them to influence strategy and measure results, but at our core, we always focus on building an exceptional experience for families.
•High Intensity, High Impact. We do whatever it takes to get the job done. We are in a fast moving and competitive environment and we have a team that is in it to win it.
Our executive compensation program is designed to support our core values by awarding compensation that is designed to attract, retain, and motivate strong leaders who perform at high levels of intensity to help us deliver on our mission and objectives. In structuring our executive compensation program, our Compensation Committee considers the unique characteristics of the Company and the significant competition for top talent in our industry; the challenges of recruiting, retaining, and motivating executives in an industry that generally has significant risks; and evolving compensation governance and best practices. Further, as a company incorporated in Delaware, with dual listing on Nasdaq and ASX and approximately 95.8 million monthly active users (“MAUs”) located in more than 180 countries, our leadership team must also possess, in addition to deep knowledge of the U.S. and Australian securities laws and governance requirements, the global perspectives and expertise required to navigate geopolitical challenges and to address novel and complex issues amid the evolving global regulatory and operating landscape.

This CD&A describes an overview of our executive compensation philosophy and objectives and the material elements of our executive compensation program during 2025 with respect to the following “named executive officers” (“NEOs”):

Executive	Position
Chris Hulls	Executive Chairman of the Board and former Chief Executive Officer
Lauren Antonoff	Chief Executive Officer and former Chief Operating Officer
Russell Burke	Chief Financial Officer
Susan Stick	Former General Counsel*
*In accordance with SEC rules, Susan Stick, our former General Counsel and Corporate Secretary, is also an NEO for 2025 based on her service in that role during the year. Ms. Stick departed the Company in June 2025. References in this Proxy Statement to "continuing NEOs" refers to Mr. Hulls, Ms. Antonoff, and Mr. Burke.

Fiscal 2025 Performance Highlights
Following its U.S. initial public offering in June 2024, the Company in 2025 continued to operate as a dual-listed company in the U.S. and Australia, focusing on business execution, platform expansion and long-term value creation. The Company's common stock trades on the Nasdaq Global Select Market under the trading symbol “LIF,” and its CHESS Depository Interests (“CDIs”) on the ASX under the trading symbol “360.”
The Company also successfully executed against its strategic operating plan, as highlighted by the following:
•Revenue of $489.5 million, a year-over-year increase of 32%, exceeding prior-year performance and reflecting continued subscription growth and expanding advertising revenue streams;
•Net income of $150.8 million, representing the Company’s first full year of profitability, or $32.5 million excluding a one-time, non-cash tax benefit of $118.4 million;
•Record Adjusted EBITDA of $93.2 million, a 105% year-over-year increase, with margin expansion to 19% for the full year and 22% in Q4;(1)
•Positive operating cash flow of $88.6 million, up 172% year-over-year, demonstrating strong operating leverage and improved working capital efficiency; and
•Year-end cash, cash equivalents and restricted cash of $495.8 million, significantly strengthened by $320.0 million in convertible senior notes issued in June 2025 and strong cash generation from operations.

(1)Adjusted EBITDA is a non-GAAP financial metric that the Company defines as Net income (loss), excluding (i) convertible notes and derivative liability fair value adjustments, (ii) gains and losses on the settlement of convertible notes and derivative liabilities, (iii) gain (loss) on change in fair value of investments, (iv) benefit from income taxes, (v) depreciation and amortization, (vi) interest income, (vii) other expense, net, (viii) acquisition and investment related transaction costs, (ix) stock-based compensation, (x) warehouse relocation costs, (xi)

IPO-related transaction costs, including secondary offering costs, and (xii) workplace restructuring costs. See the Appendix for additional information, including a reconciliation of Adjusted EBITDA to net income.
(2)See our Annual Report on Form 10-K, filed with the SEC on March 2, 2026 for more information regarding our MAUs, Paying Circles and Average Revenue Per Paying Circle (“ARPPC”) and how we calculate such metrics.
Fiscal 2025 Compensation Highlights
Our overall compensation program for fiscal 2025, which was designed to compensate our NEOs in a manner consistent with competitive pay practices and aligned with stockholder interest, consisted of three components: base salary, a cash incentive bonus, and long-term equity incentive compensation. The following are highlights of key compensation actions for fiscal 2025 with respect to our NEOs:
•CEO Transition. In connection with the August 2025 leadership transition, Mr. Hulls received promotion equity awards in the form of time-based restricted stock units ("RSUs") and performance-based restricted stock units tied to relative total shareholder return ("R-TSR PRSUs"), with no changes to his base salary or annual cash bonus target. Ms. Antonoff's compensation was increased to reflect her appointment as Chief Executive Officer, including an increase to her base salary, an increase to her target annual bonus opportunity, and the grant of promotion time-based RSUs and R-TSR PRSUs. In addition, in connection with their respective promotions, the Compensation Committee approved PRSUs to be granted to Mr. Hulls and Ms. Antonoff in 2026 in connection with the 2026 annual equity grants to NEOs and which are not reflected in the 2025 equity grants.
•Competitive Base Salary and Annual Incentive Target Increases. Our business requires us to recruit and retain a team of highly talented executives, and we operate in a competitive hiring environment. Our Compensation Committee determined that incentive target increases for Ms. Antonoff and Mr. Burke and a base salary and incentive target increase for Ms. Stick, were appropriate in order to maintain a market-competitive compensation package.
•Performance-Based Annual Incentive Bonuses. Our NEOs were eligible to receive cash bonus payments based on our level of achievement of specific short-term financial and operational goals. Based on our actual Company performance for fiscal 2025, as well as their individual performance, each of our continuing NEOs earned an annual incentive bonus equal to 108.1% of their respective targets.
•Introduction of Relative, Multi-Year Performance-Based Equity. With the CEO transition, the Company introduced R-TSR PRSUs for the first time, as a complement to performance-based restricted stock units ("PRSUs") tied to absolute financial metrics and RSUs that vest based on continuing service. The introduction of R-TSR PRSUs incorporates a multi-year performance period and are designed to align executive compensation more closely with long-term stockholder value creation by measuring performance relative to a defined peer group. While only Mr. Hulls and Ms. Antonoff received R-TSR PRSUs in 2025, the Compensation Committee expanded the usage of R-TSR PRSUs in 2026, with all NEOs receiving R-TSR PRSUs in 2026 to further strengthen the alignment between executive compensation and long-term stockholder interests.
•Performance-Based Equity Awards. Consistent with our 2024 design, 60% and 40% of the target long-term incentive value for our Executive Chairman and our other continuing NEOs, respectively, was granted in the form of PRSUs eligible to be earned based on our level of achievement of revenue and Adjusted EBITDA goals for fiscal 2025. Based on our performance during the year, participating NEOs earned 112.1% of target for the PRSUs granted in fiscal 2025. 25% of earned PRSUs vested on January 1 following the conclusion of the performance period and were distributed following the Compensation Committee's certification of actual performance, with the remaining 75% converting to time-based RSUs and vesting in twelve equal quarterly installments, subject to continued employment through each vesting date.

2025 Say-on-Pay Vote and Stockholder Engagement
At our 2025 Annual Meeting of Stockholders, we held our second advisory votes on the compensation of our NEOs (a “say-on-pay vote”). Consistent with best practices, we conduct annual advisory votes to allow our stockholders to provide us with their regular input on our executive compensation program. We continue to engage with stockholders on compensation matters and were pleased to see a significant increase in support for our 2025 say-on-pay at our 2025 Annual Meeting of Stockholders as compared to our 2024 say-on-pay vote. However, while support significantly improved, the total votes cast in favor of our say-on-pay proposal remain below our desired level of support.
Prior to our 2025 Annual Meeting of Stockholders, we reached out to a majority of our stockholders to get a better understanding of their views on executive compensation. We regularly engaged with stockholders where we have discussed a variety of topics, including matters relating to executive compensation. We value the feedback received from our stockholders and look forward to an open dialogue with our stockholders.
We have continued to evolve our compensation program to reflect our status as a U.S. publicly-traded company and to further align with the competitive market practices and stockholder interests. Following the introduction of our performance-based equity program in 2024, the Company continued to utilize the program in 2025 and expanded it in connection with the promotions of Mr. Hulls and Ms. Antonoff to include a multi-year relative performance component designed to further align management's interests with the Company's key performance objectives and long-term stockholder value creation. The introduction of a relative TSR goal was made after multi-year evaluation of the appropriate performance goals that would effectively incentivize performance over a multi-year period, considering our strategic operating plan as well as our status as newly-listed U.S. publicly-traded company, as well as stockholder feedback. Based on its ongoing assessment of the program and prevailing market practices, the Compensation Committee expanded the use of multi-year R-TSR PRSUs to all executive officers as part of its executive compensation structure for 2026, with the goal of reinforcing pay-for-performance alignment and serving as an effective tool to attract, retain and incentivize key talent while supporting the Company’s key business objectives.
Expanded Design of Performance Equity Plan
Consistent with stockholder feedback and the Compensation Committee's ongoing evaluation of market practices, the 2025 promotional equity awards granted to Mr. Hulls and Ms. Antonoff included a combination of time-based RSUs, PRSUs based on absolute financial metrics, and R-TSR PRSUs, as discussed above. The construct of the expanded performance equity program is outlined below, with additional detail provided under “Terms of Performance Restricted Stock Units.”

Under the expanded framework, the Executive Chairman of the Board and Chief Executive Officer will receive 40% of their annual equity grant in the form of time-based RSUs and 60% in the form of PRSUs. Other executive officers (for

2026, the Chief Financial Officer) will receive 60% of their annual equity award as time-based RSUs and 40% as PRSUs. The PRSU portion of the grant will be allocated equally (50%/50%) between:

•PRSUs based on absolute financial performance metrics; and
•R-TSR PRSUs based on relative total shareholder return ("TSR").

Performance Equity Measures	Revenue and Adjusted EBITDA (50%/50% weighting)	TSR: Percentile Rank of TSR vs. S&P Software & Services Index
Performance Period(s)	One year	One-year, Two-year, and Three-year overlapping periods (e.g., 1/1/26 to 12/31/26, 1/1/26 to 12/31/27, and 1/1/26 to 12/31/28)
Vesting	3 Years Total
	One-year cliff at the end of the performance period (33%), with 2-year quarterly tail (67% evenly across 8 quarters)	33% vest after each performance period
Payout Curve	Threshold: 90% of target	Threshold: 25th percentile, earns 50% of target shares
	Maximum: 200% of target	Maximum: 85th percentile, earns 200% of target shares
	Performance calculated for each of Revenue and Adjusted EBITDA, then weighted 50%/50%	Target: 55th percentile, earns 100% of target shares
Caps/Gates	Payout on Revenue weighting is capped at 100% if target Adjusted EBITDA performance threshold is not achieved	Shares/vesting capped at 200% for each individual performance period
	Payout on Adjusted EBITDA weighting is calculated independent of Revenue performance	No shares/vesting for a performance period with relative performance below 25th percentile
No payout on Revenue weighting if Revenue performance is below threshold
No payout on Adjusted EBITDA weighting if Adjusted EBITDA performance is below threshold
This structure is intended to create a balanced focus on both relative and absolute performance, as well as revenue growth and profitability. For the absolute financial component, the use of an Adjusted EBITDA threshold as a gating metric on revenue-based upside reinforces disciplined growth and helps ensure alignment between top-line expansion and margin performance.
The Compensation Committee expanded the performance equity plan to incorporate a multi-year component relative performance component in order to further align executive compensation with long-term stockholder value creation. The Compensation Committee believes that this design appropriately balances retention and performance incentives within the Company's long-term incentive program.
The Compensation Committee approved this design following an extensive review of alternatives, considering stockholder feedback and incorporating input from the Committee’s independent compensation consultant as well as an overview of practices among companies in our compensation peer group and at a similar stage of maturity as newly public U.S.-listed companies. The Compensation Committee believes that this design is aligned with our objectives and competitive with the approach among our peer companies, appropriately balancing retention and motivational objectives of our long-term incentive program. In particular, our Compensation Committee has considered the feedback of our investors and the design of the compensation plans for our NEOs in the context of our profile as an Australian listed company with NEOs that are based in the U.S. Given our profile and emphasis on delivering compensation that is competitive taking into consideration the competitive talent market applicable to our NEOs, the Compensation Committee primarily references practices among comparable U.S.-headquartered companies when assessing the competitive market.

Compensation Philosophy and Objectives
During 2025, the Compensation Committee refined its executive compensation philosophy, as outlined below, to reflect its objectives with respect attracting, incentivizing, and retaining the world-class talent that we need to execute our strategy and successfully pursue our mission of keeping people close to the ones they love.

We aim to attract, retain, and reward executive talent by aligning compensation with performance, the competitive labor market, and our values. Fairness, transparency, and long-term impact matter.

Vehicles	Labor Market	Market Position
•The principal forms of executive compensation are base salary, an annual incentive bonus, and an annual equity award.

•Our approach to executive compensation emphasizes variable and at-risk pay tied to performance goals and stock price.

•We compare pay to the competitive market, as follows

◦Software companies, ideally app-based.

◦Public ownership with similar revenue (.5x to 2.0x) and market cap (.33x to 3x), as well as growth.

◦US-based, ideally HQ in Bay area or other top tier markets.

•We consider a range around the 50th percentile of our defined labor market as competitive.

•Pay may vary from the market based on individual and company performance, how the executive compares to peers (e.g., experience, role), and affordability.

Executive Compensation Practices
The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program and practices to evaluate whether they support the Company’s executive compensation philosophy and objectives and are aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

What We Do

Practice	Description
Regular competitive analysis	With the help of its compensation consultant, the Compensation Committee annually reviews our executives’ total target compensation opportunities and each individual element of compensation against our peer group and market survey data to assess the competitiveness and reasonableness of our executive compensation program.

Double-trigger change in control requirement	Subject to the ASX Listing Rules and except in limited circumstances, equity awards may not accelerate before or after a change in control alone.

At-risk compensation	On average, over 91% of our continuing NEOs’ target direct compensation is at-risk and tied to Company performance or our stock price to further align their interests with those of our stockholders.

Long-term focus	We provide significant equity-based compensation with vesting occurring over a multiple-year period to encourage durable growth and consistent, well-rounded performance and retention and, in the case of R-TSR PRSUs, performance measured over a multi-year period.

Independent decision-maker	All members of the Compensation Committee are independent directors, and they are supported by an independent compensation consultant.

Hedging and pledging transactions	Our Insider Trading Policy prohibits all employees, executives, and directors from engaging in short sales, puts and calls, or other hedging transactions. Company securities may not be pledged as collateral in a margin account or for a loan unless approved by the Board of Directors for board members or the General Counsel for employees.

Limited executive perquisites	In general, we provide benefits to our NEOs on the same basis as provided to all of our employees, including health, dental and vision insurance and life and disability insurance. Our only executive perquisite is a health club reimbursement for our Executive Chairman of the Board pursuant to a legacy arrangement. In addition, in connection with her promotion to Chief Executive Officer, Ms. Antonoff received a one-time reimbursement of legal fees incurred in connection with the negotiation of her offer letter and employment arrangements.
What We Don’t Do

Practice	Description
No retirement programs	Other than our 401(k) plan, which is generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for any executives, including the NEOs.

No option repricing or replacements	We do not alter the exercise price of underwater stock options or issue replacement options with a new exercise price.

No executive tax gross-ups	We do not provide tax gross ups on executive compensation payments.
How We Determine Compensation
Role of the Compensation Committee
Our Compensation Committee acts on behalf of the Board in establishing and overseeing the compensation arrangements for our NEOs. This includes reviewing our compensation programs, assessing our compensation risk profile, establishing our compensation peer group, and reviewing our compensation structure and pay mix to assess alignment with our compensation philosophy and objectives. As part of this effort, the Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of the Compensation Committee’s compensation consultant and the Chief People Officer, including analyses of executive compensation paid at comparable companies.

The Compensation Committee works with management to set the agenda for its regular meetings. It also has special meetings and from time to time meets in executive sessions without management present.
Role of Management
In performing its responsibilities, the Compensation Committee consults with the Chief Executive Officer, the Executive Chairman of the Board, the Chief People Officer and other members of our management team. Management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. Where appropriate, the Chief Executive Officer makes recommendations about compensation for members of management other than herself. Management inputs are one factor in Committee deliberations and decisions.
Role of the Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant and the compensation consultant reports directly to the Compensation Committee and its chair.
In 2025, the Compensation Committee engaged Compensia, Inc., a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and advise on executive compensation matters, including competitive market pay practices for our executive officers, including our NEOs, and data analysis and selection of the compensation peer group.
For 2025, Compensia provided various services, including assisting in the review and updating of our compensation peer group; analyzing compensation levels of our NEOs relative to competitive market data; providing advice on compensation best practices and market trends; and supporting the design of performance-based equity awards in connection with the promotions of Mr. Hulls and Ms. Antonoff.
The Compensation Committee has assessed, and periodically confirms, the necessary criteria and has determined that the engagement of Compensia does not raise any conflicts of interest or other similar concerns. Compensia reports directly to our Compensation Committee and does not provide any other services to the Company.
Use of Market Data
The Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies for purposes of assessing the competitive market positioning of our executive compensation program. In December 2024, Compensia proposed, and the Compensation Committee reviewed, a group of companies to be used for evaluating fiscal 2025 compensation decisions, based on the following criteria:
•Location. U.S. headquartered companies with a preference for companies based in the Bay Area or other top-tier markets.
•Industry. Primary focus on cloud-based software companies with preference for consumer-facing business and/or mobile application platforms.
•Revenue. Within a range of ~0.5x to ~2.0x, our trailing four fiscal quarters’ revenue (subject to certain exceptions for companies based on overall relevance and business profile).
•Market Capitalization. Within a range of ~0.3x to ~3.0x, our then-market capitalization based on a 30-day trading average (subject to certain exceptions for companies based on overall relevance and business profile).

Using the above criteria, the fiscal 2025 peer group adopted by the Compensation Committee in December 2024 consisted of the following companies:
2025 PEER GROUP

Amplitude	Doximity	Magnite
Braze	Duolingo	Nextdoor Holdings
CarGurus	Eventbrite	Olo
Clear Secure	GoodRx Holdings	PagerDuty
Couchbase	Grindr	Sprout Social
Coursera	Intapp	Yelp
DoubleVerify Holdings	JFrog
Relative to the peer group approved for the purpose of evaluating fiscal 2024 compensation decisions, the Compensation Committee removed Alarm.com Holdings, American Software, CS Disco, eGain, Everbridge, Globalstar, LiveVox Holdings, Matterport, Mitek Systems, MiX Telematics, ON24, Ooma, OptimizeRx, Soundthinking, TrueCar, and Veritone, primarily due to being either significantly smaller on key metrics or having been acquired. The Compensation Committee added Amplitude, Braze, CarGurus, Coursera, DoubleVerify Holdings, Doximity, Duolingo, GoodRx Holdings, Grindr, Intapp, JFrog, Magnite, Olo, Sprout Social, and Yelp based on their alignment with the peer selection criteria described above.
The Compensation Committee expects to review the peer group for suitability at least annually with our compensation consultant to account for any year-over-year changes to our business and the businesses of our peer companies and modify the peer group as needed. The Compensation Committee utilizes the compensation of executive officers of the companies in this peer group data as one reference point for evaluating and determining the compensation of our NEOs, along with various other factors, such as market competition for a particular position, the strategic importance of the position, requirements of the position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities and internal pay equity.
In determining the compensation of our NEOs, our Compensation Committee considered the market data provided by Compensia and other factors outlined below in “Compensation-Setting Factors.” The Compensation Committee generally does not specifically benchmark the compensation of any individual to a precise percentile within the range of compensation found in the market data. In addition, the Compensation Committee does not have a set formula by which it determines how much of the NEO’s compensation is fixed rather than variable or at risk.
Compensation-Setting Factors
The Compensation Committee reviews compensation annually for all our executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, the Compensation Committee and the Board consider compensation for comparable positions in the market, the historical compensation levels of our executives, company-wide and individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long-term results that are in the best interests of the Company and our stockholders, and the desire to incent a long-term commitment to our company. We target a general competitive position, incorporating market data provided by the Compensation Committee’s independent compensation consultant, to help inform the mix of base salary, bonus and long-term equity incentives.
Our Compensation Committee has historically determined our executives’ compensation and consults with the full Board in determining the compensation of our Chief Executive Officer and Executive Chairman of the Board. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer and Executive Chairman of the Board for all executives other than the Chief Executive Officer and Executive Chairman of the Board.
Based on those discussions and its discretion, taking into account the factors noted above, the Compensation Committee approves or, as deemed appropriate, recommends to the Board the base salaries and cash incentive bonuses for our executive officers. The Compensation Committee also reviews its decisions with the full Board, and considers any input received.

When reviewing and approving the amount of each compensation element and the target total compensation opportunity for our executive officers, the Compensation Committee considers the following factors:
•Our performance against the annual corporate goals established by the Compensation Committee and the Board in consultation with management;
•Each executive officer's skills, experience, and qualifications and the scope of the executive officer’s role relative to other similarly situated executives at our peer group companies;
•The performance of each individual executive officer, based on an assessment of their contributions to our overall performance, ability to lead their department, and work as part of a team, all of which reflect our core values;
•Compensation parity across our executive officers;
•Our retention goals, and potential difficulty of replacing the executive officer if they were to leave the Company;
•Our financial performance relative to our peers;
•The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and
•The recommendation provided by our Chief Executive Officer at the time, Mr. Hulls, with respect to the compensation of Mr. Burke, and the recommendation provided by Mr. Burke with respect to the compensation of Ms. Stick.
These factors provide the framework for determining the compensation of each of our NEOs. The Compensation Committee does not assign relative weights or rankings to these factors, and does not consider any single factor as determinative in the compensation of our NEOs. Rather, the Compensation Committee and our Board, as applicable, rely on their own knowledge and judgment in assessing these factors and making compensation decisions.

2025 Executive Compensation

2025 Compensation Elements
Our executive compensation program consists primarily of the three components described below.

	Elements	Structure	Purpose

Fixed	Base Salary	Cash	Attract and retain executives by providing a market-competitive level of fixed compensation.
Variable	Annual Incentive	Cash bonus that varies based on company, business unit, and individual performance against financial, operational and strategic goals	Motivate executives to achieve near-term goals that support our business objectives.
	Long-Term Equity	PRSUs vest over 4 years, subject to the achievement of specified performance criteria during a one-year performance period	Engage executives in building long-term value alignment with our stockholders’ interests and promote retention.
R-TSR PRSUs vest based on the Company's percentile rank of TSR relative to the S&P Software & Services Index over overlapping one-, two-, and three-year performance periods, with 33% vesting after each performance period, subject to a payout range of 0% to 200% of target shares depending on relative TSR performance
RSUs vest monthly over 4 years

Base Salary
The base salary for each NEO is set at a level that is commensurate with the executive’s duties and authority, contributions, prior experience, and sustained performance. Consistent with our long-term oriented philosophy, base salaries represent a small portion of the NEOs’ total direct compensation. In setting base salary amounts, we aim for internal equity among executives in similar roles and with similar performance and tenure. The 2025 base salaries for our NEOs, as shown below, were positioned between the 25th and 50th percentiles of our 2025 peer group for Mr. Hulls and Ms. Antonoff, approximately the 25th percentile for Mr. Burke, and below the 25th percentile for Ms. Stick. Base salaries for the NEOs other than Ms. Antonoff and Ms. Stick were held constant because they were competitive relative to the peer group. With respect to Ms. Antonoff, her base salary was adjusted in connection with her promotion, considering market data as well as the compensation received by Mr. Hulls while serving as Chief Executive Officer. With respect to Ms. Stick, the Compensation Committee increased Ms. Stick’s base salary to work toward closing the gap between her target cash compensation and a market competitive range around the 50th percentile of our 2025 peer group.

Executive	Position	2025 Base Salary	2024 Base Salary	% Change
Chris Hulls	Executive Chairman of the Board (beginning August 11, 2025)	$515,000	N/A	N/A
	Chief Executive Officer (through August 10, 2025)	$515,000	$515,000	—%
Lauren Antonoff	Chief Executive Officer (beginning August 11, 2025)	$515,000	N/A	N/A
	Chief Operating Officer (through August 10, 2025)	$475,000	$475,000	—%
Russell Burke	Chief Financial Officer	$450,000	$450,000	—%
Susan Stick	General Counsel (through June 2, 2025)	$375,000	$340,000	10.3%
Annual Incentive Plan
Our annual incentive plan, the Life360 Compensation Plan for Board Directors and Company Leadership, is structured to promote the achievement of specific and measurable goals approved by the Compensation Committee at the beginning of the year. We use the same metrics to determine the Company and business unit portion of the annual incentive awards for all executives to promote an enterprise-wide mindset. The goals for the individual portion of the Executive Chairman's and the Chief Executive Officer’s annual incentives were set by the Compensation Committee, Ms. Stick’s goals were set by Mr. Burke, and Mr. Burke’s goals were set by Mr. Hulls while he served as Chief Executive Officer.
Target Incentive Opportunities
At the beginning of 2025, the Compensation Committee approved target bonus opportunities for the NEOs as reflected in the table below. The target bonus opportunities as a percentage of base salary were increased from 50% to 60% for Ms. Antonoff (in the Chief Operating Officer role) and Mr. Burke, and from 40% to 45% for Ms. Stick, in order to more closely align their target cash compensation with the 50th percentile of our 2025 peer group. In connection with her promotion to the Chief Executive Officer role, Ms. Antonoff’s target bonus was increased to 100%, with her annual incentive to be pro-rated based on her base salary and annual incentive target in effect prior to and following her promotion.

Executive	Base Salary	Target Bonus (%)	Target Bonus ($)
Chris Hulls	$515,000	100%	$515,000
Lauren Antonoff (as Chief Executive Officer)	$515,000	100%	$515,000
Lauren Antonoff (as Chief Operating Officer)	$475,000	60%	$285,000
Russell Burke	$450,000	60%	$270,000
Susan Stick	$375,000	45%	$168,750
Final annual incentive payouts for the NEOs in 2025 were determined based on the following formula:

Award Amount
Target Bonus	X	Company Performance Multiplier x 50%	X	Individual Performance Multiplier x 50%	=

Company Performance Metrics and Results
For each Company performance metric, the Compensation Committee sets a “primary” target. In 2025 these targets were aggressive, with the revenue target set at least 30% higher than 2024 results and the Adjusted EBITDA target set at least 60% higher than 2024 results. The Company performance multiplier ultimately is determined based upon how many of these targets are attained across key metrics consisting of revenue, Adjusted EBITDA, and Free User Delight, each assigned a weighting as described below. The exact payout percentage, which can range from 0-200% (with a 100% target), is decided by the Compensation Committee after consulting with the Executive Chairman and the Chief Executive Officer.
The overall Company performance score is calculated as follows: 50% is based on financial achievement (as described below) and 50% is based on Free User Delight, assessed quarterly at 12.5% per quarter. The Compensation Committee retains discretion to adjust the overall achievement score upward or downward by up to 25 percentage points in extenuating circumstances, including events outside of management's control, achievement of financial goals at the expense of customer goodwill, or outsized impacts not captured by core metrics.

Financial Achievement

The financial component is weighted equally between revenue (50%) and Adjusted EBITDA (50%), and is calculated using the same formula as the Company's performance equity plan. For each financial metric, achievement is subject to a 90% threshold — if the Company does not meet 90% of the target for a given metric, no payout is made on that metric's weighting. For performance above target, payouts are calculated on a 3:1 basis for revenue and a 2:1 basis for Adjusted EBITDA, up to a maximum of 200% of target for each metric. Revenue achievement is further capped at 100% if the Adjusted EBITDA threshold is not achieved.

As part of its assessment, the Compensation Committee will consider how the Company achieved particular objectives, as well as external factors, such as the macroeconomic environment or unplanned regulatory work, that affected our results.

Free User Delight

Free User Delight is a metric that reflects the Company's commitment to delivering value and an exceptional experience to its free users. A focus on free user experience was first applied as a discretionary consideration by the Compensation Committee in fiscal 2024, and was formalized as an explicit weighted bonus metric for fiscal 2025 in recognition of its importance to the Company's long-term growth strategy. The Compensation Committee, in consultation with the Chief Executive Officer, determined that formalizing Free User Delight as a weighted metric would ensure that the pursuit of financial targets did not come at the expense of the free user experience.

Free User Delight is assessed quarterly by a council consisting of the Executive Chairman, Chief Executive Officer and two independent members of the Board of Directors, with results subject to Compensation Committee feedback and approval. The council evaluates performance across several dimensions, including: new features and experience improvements delivered to free users during the quarter; the scaling of free user enhancements from the prior quarter; key quality metrics, including mobile application uptime and time to first location; cohorted free user retention; and customer happiness indicators such as Net Promoter Score and support feedback. Each quarter, the council applies a structured framework to arrive at a score ranging from 0% to 125%, reflecting the degree to which the Company advanced the free user experience during that period. The council seeks to reach a consensus score; where consensus cannot be reached, scores are averaged across council members, with the Compensation Committee having overall authority to modify the consensus score. Each quarterly score is weighted at 12.5% of the total bonus, for a combined annual Free User Delight weighting of 50%.

For fiscal 2025, the Compensation Committee determined that the Company achieved a Free User Delight score of 97.5% of target, reflecting the council's qualitative assessment of the Company's progress in advancing the free user experience across all four quarters of the year.

Overall Corporate Performance

For 2025, the Compensation Committee determined attainment of the Company performance multiplier at 106.2% based on the achievements of targets shown below. The revenue and Adjusted EBITDA components of the Company performance score were calculated on a formulaic basis as describe above, while the Free User Delight component reflects the qualitative assessment of the council, as reviewed and approved by the Compensation Committee. For fiscal 2025, each metric was assigned a weighting toward the overall Company-level score: revenue at 25%, Adjusted EBITDA at 25%, and Free User Delight at 50%.
($ millions)

Metric	Prior Year Actual	2025 Target	Actual Result	% Achievement
Overall targets
Revenue for Year	$371.5	$490.0	$489.5	99.9%
Adjusted EBITDA(1)	$45.5	$75.0	$93.2	124.3%
Free User Delight	N/A			97.5%
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(1)See the Appendix for additional information, including a reconciliation of Adjusted EBITDA to Net income (loss).
Individual Performance Metrics and Results
The Compensation Committee believes that it is important to tie a portion of the annual bonus program to individual performance to allow the Compensation Committee to evaluate and recognize each NEO's individual performance in his or her area of responsibility and contribution to the overall performance of the Company. The individual component is evaluated qualitatively in the aggregate on a scale of 0% to 200%, and 100% representing target performance. The Compensation Committee evaluates the performance of each NEO against his or her performance objectives for the year, with reference to the results achieved by the Company due to the collective efforts of management. For 2025, each participant's performance against their performance objectives was determined holistically based on a retrospective consideration of the relative significance of each objective in light of the achievements of the Company over the course of the year and contributions to the Company's overall performance. Specifically, the Compensation Committee considered management’s execution of the leadership transition, efforts to strengthen the organization through recruiting and execution against our strategic operating plan, including the consummation of the Nativo acquisition. Based on the achievements, the Compensation Committee awarded an individual performance factor of 110% for each of the continuing NEOs.
Ms. Stick was not eligible to receive an annual incentive bonus for 2025 because she was not employed for the full fiscal year.
How Annual Incentive Awards Are Paid
With respect to 2025, NEOs were eligible to receive annual incentive awards based on full-year performance. Following the Compensation Committee's determination of Company and individual performance for the year, each NEO received a single incentive bonus payment, paid entirely in cash.
Final Annual Incentive Awards
Based on Life360’s performance and the individual results described above, the NEOs earned the annual incentive awards shown below.

Executive	Target Bonus (Annual)	Target Bonus (Prorated)	Company Performance Multiplier (50%)	Individual Performance Multiplier (50%)	Final 2025 Bonus
Chris Hulls	$515,000	$515,000	106.2%	110.0%	$556,715
Lauren Antonoff (CEO)	$515,000	$201,767	106.2%	110.0%	$218,110
Lauren Antonoff (COO)	$285,000	$173,342	106.2%	110.0%	$187,383
Russell Burke	$270,000	$270,000	106.2%	110.0%	$291,870
Susan Stick(1)	$168,750	$168,750	—%	—%	$—
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(1) Ms. Stick was not eligible to receive an annual incentive bonus for 2025 because she was not employed for the full fiscal year.

Long-Term Equity Incentive Awards
Our equity awards serve as a long-term retention tool, encouraging executives to remain with Life360 and build value over the long term. In 2025, the NEOs’ equity compensation (with the exception of Ms. Stick) was delivered in the form of performance-based RSUs ("PRSUs") and time-based RSUs, with performance-based RSUs making up 60% of Mr. Hulls’ annual equity compensation and 40% of the annual equity compensation for each of Mr. Burke and Ms. Antonoff. In connection with her promotion to Chief Executive Officer, the Compensation Committee approved a target equity compensation structure for Ms. Antonoff pursuant to which 60% of her annual equity grant would consist of PRSUs. Ms. Stick’s 2025 equity compensation was granted entirely in the form of time-based RSUs. As noted below, in connection with their promotions, Mr. Hulls and Ms. Antonoff received additional grants of time-based RSUs and R-TSR PRSUs in September 2025. With PRSUs as a component of the long-term equity incentive opportunities for Messrs. Hulls and Burke and Ms. Antonoff, there is a significant portion of their total direct compensation that is tied to Company performance, in addition to the amounts subject to the achievement of the performance goals under the annual incentive plan.

2025 Target Equity Grants
In 2025, the Compensation Committee granted equity awards to the NEOs in the form of RSUs, PRSUs, and R-TSR PRSUs in the amounts shown below.

Executive	Time-Based RSUs#	Time-Based RSUs Target Equity Value(1)(2)	Target Performance- Based RSU#	Target Performance-Based RSUs Target Equity Value(1)	Target R-TSR Performance-Based RSUs#	Target R-TSR Performance-Based RSUs Target Equity Value(1)
Chris Hulls	58,967	$3,600,000	48,702	$1,800,000	19,874	$1,800,000
Russell Burke	32,468	$1,200,000	21,646	$800,000	—	—
Lauren Antonoff	85,465	$6,000,000	21,646	$800,000	39,748	$3,600,000
Susan Stick	27,057	$1,000,000	—	—	—	—
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(1)With respect to the NEO equity awards, the values noted below differ from those in the 2025 Summary Compensation Table because the closing price of our common stock on the Nasdaq on each grant date was used to calculate the grant date fair values noted on the 2025 Summary Compensation Table rather than the five-day average fair market value preceding the grant date that was used to calculate the number of RSUs awarded to each executive in April 2025 or the five-day average of the volume weighted average price ("VWAP") used to calculate the number of RSUs awarded to each executive in September 2025 .
(2)With respect to Mr. Hulls' total time-based RSU target equity value of $3,600,000, $2,400,000 (representing approximately 66.7%) was granted in connection with his promotion to Executive Chairman, with the remaining $1,200,000 representing his 2025 annual equity grant while serving as Chief Executive Officer. With respect to Ms. Antonoff's total time-based RSU target equity value of $6,000,000, $4,800,000 (representing 80%) was granted in connection with her promotion to Chief Executive Officer, with the remaining $1,200,000 representing her 2025 annual equity grant while serving as Chief Operating Officer.
In determining the aggregate number of shares underlying our equity awards, the Compensation Committee considers the dilutive effect of our equity incentive compensation practices and the overall impact that equity awards will have on stockholder value. The Compensation Committee also considered the value of each NEO’s existing equity holdings, including the current economic value and vesting schedules of any unvested equity awards, and the ability of those unvested holdings to satisfy our reward and retention objectives.
Terms of Performance-Based Restricted Stock Units
In 2025, consistent with stockholder feedback, we continued to utilize performance-based equity awards in the form of PRSUs as a component of long-term equity incentive compensation for Messrs. Hulls and Burke and Ms. Antonoff. As discussed above, the Compensation Committee expanded the program in 2025 to include R-TSR PRSUs with a multi-year performance period with respect to Ms. Antonoff and Mr. Hulls, with broader application to all executive officers in 2026. For the annual equity grants made in early 2025, the PRSU component was based solely on absolute financial performance metrics and was structured as follows:

Revenue (50% Weighting)	Adjusted EBITDA (50% Weighting)
Threshold: 90% of Revenue target	Threshold: 90% of Adjusted EBITDA target
Maximum if Adjusted EBITDA threshold is achieved: 200% of target	Maximum: 200% of target
Payout on Revenue weighting capped at 100% if Adjusted EBITDA threshold is not achieved.	No payout on Adjusted EBITDA if Adjusted EBITDA performance below threshold
No payout on Revenue if Revenue is below threshold	Payout 1:1 for Adjusted EBITDA above 90% of target
Payout 1:1 for Revenue between 90-100% of target and 3:1 for Revenue above 100% of target
The PRSUs granted to Messrs. Hulls and Burke and Ms. Antonoff were subject to the achievement of performance goals based on our 2025 revenue and Adjusted EBITDA performance, with each metric equally weighted and with 25% of earned PRSUs vesting on January 1 following the conclusion of the performance period, provided that such vested shares would not be distributed until the Compensation Committee certified actual performance, with the remaining 75% converting to time-based RSUs and vesting in twelve equal quarterly installments, subject to continued employment through each vesting date. Although performance is measured over a one-year period, in recognition of our transitioning to a PRSU program and the challenges associated with developing multi-year goals, the awards remain subject to a full four years of stock price fluctuations, further aligning the NEOs’ interests with the interests of our stockholders.
Achievement of threshold and maximum performance with respect to each metric would result in a payout equal to 90% and 200% of target, respectively. In addition, payouts with respect to the revenue metric would be capped at 100% of target if threshold performance was not achieved with respect to the Adjusted EBITDA metric. Payouts would increase by 1% for each additional 1% achieved above the applicable threshold level up to the applicable target level. For payouts above the applicable target level, payouts would increase by 3% for each additional 1% achieved above the applicable target level for the revenue metric, and by 1% for each additional 1% achieved above the applicable target level for the Adjusted EBITDA metric, subject to an overall cap of 200% of target. No payout would be made with respect to a metric if performance fell below the applicable threshold.
Following the conclusion of the performance period for the 2025 PRSU awards, in March 2026, the Compensation Committee certified the achievement levels reflected in the table below for the PRSU awards granted to Messrs. Hulls and Burke and Ms. Antonoff in 2025:

Metric (in millions)	2025 Target	Actual Result	% Weighted Achievement
Revenue (50% Weighting)	$490.0	$489.5	99.9%
Adjusted EBITDA(1) (50% Weighting)	$75.0	$93.2	124.3%
	Total Payout:		112.1%
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(1)See the Appendix for additional information, including a reconciliation of Adjusted EBITDA to Net income (loss).
Based on the achieved performance level, Messrs. Hulls and Burke and Ms. Antonoff are eligible to vest in the following number of shares, subject to their continued employment, 54,595, 24,265, and 24,265, respectively.
Terms of Time-Based Restricted Stock Units
The Compensation Committee believes that RSUs that vest over several years are effective at retaining talented executives and motivating them to continue to pursue Life360’s long-term goals because the value of RSUs is directly tied to our stock price. The RSUs granted in 2025 will vest over four years in equal monthly increments beginning on January 1, 2025, and the RSUs granted to Mr. Hulls and Ms. Antonoff in connection with their promotions vest over four years in equal monthly increments beginning September 1, 2025 In each case, vesting is contingent upon the recipient's continued service with Life360. Each RSU represents a contingent right to receive one share of our Common Stock upon vesting.
Retirement Savings, Health and Welfare Benefits, and Perquisites
Our NEOs are not entitled to any perquisites or other personal benefits beyond those made generally available to our other employees, and in the case of our Executive Chairman, a health club reimbursement. In addition, in connection with her promotion to Chief Executive Officer, Ms. Antonoff received a one-time reimbursement of legal fees incurred in negotiating her offer letter and employment arrangement.

We maintain a tax-qualified retirement plan that provides eligible employees, including the NEOs, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits in the Internal Revenue Code (the “Code”). We provide automatic matching contributions of 50% of all of an employee’s contributions, up to a maximum of $3,600 annually. These matching contributions vest 50% after one year of service and 100% after two years of service. Employees are immediately and fully vested in their own contributions. We believe that providing a vehicle for tax-deferred retirement savings and making matching contributions adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs.
All of our full-time employees, including the NEOs, are eligible to participate in our health and welfare plans, including health, dental and vision insurance; life and disability insurance; and various tax-saving benefits.
We do not provide any non-qualified deferred compensation benefits and do not have any defined benefit pension or supplemental executive retirement plans. The Company does not provide tax-reimbursements or non-qualified deferred compensation opportunities to its NEOs.
Employment Arrangements
We entered into employment agreements with each of our NEOs when they joined Life360. Each agreement provides for “at will” employment (meaning either Life360 or the NEO may terminate the employment relationship at any time with or without cause); sets forth the initial title and base salary for the executive; and summarizes the other terms and conditions applicable to the executive’s employment.
Severance and Change in Control Benefits
Our NEOs are provided certain protections either in their employment agreement or the terms of the Company’s 2023 Severance and Change in Control Plan. In March 2024, both Mr. Hulls and Mr. Burke became participants in the 2023 Severance and Change in Control Plan, and in August 2025, Ms. Antonoff became a participant in the plan in connection with her promotion to Chief Executive Officer.

In connection with her separation and subject to Ms. Stick's execution and non-revocation of a release of claims in favor of the Company, Ms. Stick received (i) severance payments equal to $187,500, representing six (6) months of her base salary, and $84,375, representing an amount equal to six-months of her 2025 target annual bonus, and (ii) up to six-months of reimbursements for continued coverage under the Company's health plans. In addition, in order to facilitate an orderly transition of duties, Ms. Stick will serve as a consultant to the Company through June 2, 2026, with her outstanding RSUs to continue to vest during the term of Ms. Stick's service as a consultant.

For additional information, refer to “Executive Compensation—Potential Payments and Benefits Upon Termination or Change in Control” below.
COMPENSATION COMMITTEE REPORT*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Mark Goines
John Philip Coghlan
Brit Morin
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*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission, and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE
The following table shows for the fiscal years ended December 31, 2025, 2024, and 2023 compensation awarded to or paid to, or earned by, the NEOs.

2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Chris Hulls Co-Founder, Executive Chairman of the Board, Director, & former Chief Executive Officer	2025	515,000	—	7,646,617	—	556,715	8,600	8,726,932
	2024	515,000	400,000	2,999,952	—	489,250	8,600	4,412,802
	2023	500,000	904,000	—	—	507,200	3,600	1,914,800
Lauren Antonoff Chief Executive Officer, Executive Director, & former Chief Operating Officer	2025	490,758	—	11,330,990	—	405,493	23,600	12,250,841
	2024	475,000	—	1,973,923	—	225,625	3,600	2,678,148
	2023	298,295	80,000	4,846,904	—	157,932	3,600	5,386,731
Russell Burke Chief Financial Officer	2025	450,000	—	1,981,114	—	291,870	3,600	2,726,584
	2024	450,000	450,000	1,483,683	—	213,750	3,600	2,601,033
	2023	400,000	—	1,660,947	—	220,000	3,600	2,284,547
Susan Stick Former General Counsel and Corporate Secretary	2025	157,813	—	990,557	—	—	275,475	1,423,845
	2024	340,000	68,000	437,214	—	136,000	3,600	984,814
	2023	111,111	40,000	1,503,974	—	44,555	3,600	1,703,240
__________________
(1)Amounts reflect salary earned during the applicable calendar year. For Ms. Stick, the amount reported reflects salary earned through June 2, 2025.
(2)Option awards and RSU awards are reported at aggregate grant date fair value in the year of grant, as determined in accordance with the provisions of FASB ASC Topic 718. The amounts included in the Stock Awards column for the PRSUs granted during 2025 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2025 PRSUs, the maximum value for the 2025 PRSUs would be as follows: Mr. Hulls, $3,600,000; Mr. Burke, $1,600,000; and Ms. Antonoff, $1,600,000. Under FASB ASC Topic 718, the vesting condition related to the R-TSR PRSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for Mr. Hulls or Ms. Antonoff that could be calculated and disclosed based on achievement of the underlying market condition. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(3)Amounts reflect cash bonus amounts earned pursuant to the Life360 Compensation Plan for Board Directors and Company Leadership, discussed in greater detail below.
(4)For 2025, amounts reflect company 401(k) contributions of $3,600 per individual. For Mr. Hulls, the amount reflected for 2025 also reflects a health club reimbursement provided by the Company. For Ms. Antonoff, the amount reflected for 2025 includes a one-time reimbursement of reasonable legal fees incurred in connection with the negotiation of her promotion to Chief Executive Officer. For Ms. Stick, the amount reflected for 2025 includes severance payments made in connection with the termination of her employment, of $187,500, representing six (6) months of her base salary, and $84,375, representing an amount equal to six-months of her 2025 target annual bonus.
Narrative Disclosure to 2025 Summary Compensation Table
We are parties to employment agreements with each of our continuing NEOs. Under each of the employment agreements, the NEO’s employment is “at-will,” provided that, in the case of Messrs. Hulls and Burke and Ms. Antonoff, we are required to give the executive at least six (6) months’ notice in the event of our termination of the executive’s employment without Cause (as defined in “Potential Payments and Benefits Upon Termination or Change in Control” below), which excludes terminations due to death or disability, and the executive is required to provide our Board six (6) months’ notice to terminate employment voluntarily, although our Board may waive the required notice period to be given by the executive. The agreements provide for severance benefits as described in “Potential Payments and Benefits Upon Termination or Change in Control” below.

2025 GRANTS OF PLAN-BASED AWARDS
The following table shows for the fiscal year ended December 31, 2025, certain information regarding grants of plan-based awards to the NEOs:
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2025

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(2)					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)		Target ($)		Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Chris Hulls	—		—		515,000		1,030,000	—		—		—	—	—		—	—
	4/09/2025	4/09/2025	—		—		—	—		—		—	32,468	—		—	1,188,654
	4/09/2025	4/09/2025	—		—		—	21,916		48,702		97,404	—	—		—	1,782,980
	9/01/2025	9/01/2025	—	—	—	—	—	—	—	—	—	—	26,499	—	—	—	2,396,570
	9/01/2025	9/01/2025	—	—	—	—	—	9,937		19,874		39,748	—	—	—	—	2,278,413
Lauren Antonoff	—		—		375,109		750,218	—		—		—	—	—		—	—
	4/09/2025	4/09/2025	—		—		—	—		—		—	32,468	—		—	1,188,653
	4/09/2025	4/09/2025	—		—		—	9,741		21,646		43,292	—	—		—	792,460
	9/1/2025	9/1/2025	—		—		—	—		—		—	52,997	—	—	—	4,793,049
	9/1/2025	9/1/2025	—	—	—	—	—	19,874		39,748		79,496	—	—	—	—	4,556,828
Russell Burke	—		—		270,000		540,000	—		—		—	—	—		—	—
	4/09/2025	4/09/2025	—		—		—	—		—		—	32,468	—		—	1,188,653
	4/09/2025	4/09/2025	—		—		—	9,741		21,646		43,292	—	—		—	792,461
Susan Stick	—		—		168,750		337,500	—		—		—	—	—		—	—
	4/09/2025	4/09/2025	—		—		—	—		—		—	27,057	—		—	990,557
__________________
(1)These amounts represent the target and maximum payout levels under the Life360 Compensation Plan for Board Directors and Company Leadership for 2025. There is no threshold payout level under the Life360 Compensation Plan for Board Directors and Company Leadership.
(2)These amounts represent the threshold, target and maximum payout levels applicable to the PRSUs granted under the Stock Plan in 2025 to Messrs. Hulls and Burke and Ms. Antonoff. For Mr. Hulls and Ms. Antonoff, the 2025 performance-based awards consisted of both PRSUs with vesting based on the Company's revenue and Adjusted EBITDA performance during 2025 and relative TSR performance-based restricted stock units ("R-TSR PRSUs"). These PRSUs tied to revenue and Adjusted EBITDA were earned based on achievement with respect to performance metrics related to the Company’s revenue and Adjusted EBITDA performance during 2025, and vest 25% on January 1 following the conclusion of the performance period, provided that such vested shares were not distributed until the Compensation Committee’s determination of actual performance (March 26, 2026), and in twelve equal quarterly installments thereafter, subject to the holder’s continued service on each vesting date. The R-TSR PRSUs vest in three tranches of 33% each, with each tranche subject to a separate overlapping performance period of one, two, and three years, respectively, beginning January 1, 2026 and ending December 31, 2026, December 31, 2027, and December 31, 2028, respectively. Each tranche vests following the Compensation Committee's certification of the Company's percentile rank of TSR relative to the S&P Software & Services Index for the applicable performance period, with 0% vesting if relative TSR performance is below the 25th percentile, 50% of target shares vesting at the 25th percentile, 100% of target shares vesting at the 55th percentile, and 200% of target shares vesting at the 85th percentile, in each case subject to the holder's continued service through the applicable vesting date.
(3)These amounts represent RSUs granted to the NEOs under the Stock Plan in 2025. The RSUs vest in equal monthly installments over four years beginning on January 1, 2025, subject to the holder’s continued service on each vesting date. The RSUs granted in September 2025 to Mr. Hulls and Ms. Antonoff in connection with their promotions vest in equal monthly installments over four years beginning on September 1, 2025, subject to the holder's continued service on each vesting date.
(4)RSU awards are reported at aggregate grant date fair value in the year of grant, as determined in accordance with the provisions of FASB ASC Topic 718. The amounts included for the PRSUs and R-TSR PRSUs granted during 2025 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table shows for the fiscal year ended December 31, 2025, certain information regarding outstanding equity awards at fiscal year-end for the NEOs.
OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2025(1)

			Option Awards				Stock Awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market value or payout value of unearned shares, units or other rights that have not vested ($)
Chris Hulls	7/16/2018		1,269,386	—	2.53	7/16/2028	—		—	—	—
	10/30/2018		10	—	9.55	10/30/2028	—		—	—	—
	7/30/2020		230,000	—	7.28	7/30/2030	—		—	—	—
	2/1/2021		4,167	—	13.35	2/1/2027	—		—	—	—
	5/20/2022	(3)	227,926	5,875	8.19	5/20/2028	1,443		92,554	—	—
	5/29/2024	(4)	—	—	—	—	21,295		1,365,861	—	—
	5/29/2024	(5)	—	—	—	—	46,536		2,984,819	—	—
	4/9/2025	(11)	—	—	—	—	25,028		1,605,296	—	—
	4/9/2025	(12)	—	—	—	—	54,595		3,501,723	—	—
	9/1/2025	(13)	—	—	—	—	24,843		1,593,430	—	—
	9/1/2025	(14)	—	—	—	—	—		—	19,874	1,274,718
Lauren Antonoff	5/18/2023	(8)	—	—	—	—	48,605		3,117,525	—	—
	3/27/2024	(4)	—	—	—	—	24,141		1,548,404	—	—
	3/27/2024	(5)	—	—	—	—	23,448		1,503,955	—	—
	4/9/2025	(11)	—	—	—	—	25,028		1,605,296	—	—
	4/9/2025	(12)	—	—	—	—	24,265		1,556,357	—	—
	9/1/2025	(13)	—	—	—	—	49,685		3,186,796	—	—
	9/1/2025	(14)	—	—	—	—	—	—	—	39,748	2,549,437
Russell Burke	5/19/2020		431,514	—	3.58	5/19/2030	—		—	—	—
	3/15/2022	(6)	109,456	7,298	10.49	3/15/2028	1,822		116,863	—	—
	2/9/2023	(7)	—	—	—	—	3,841		246,362	—	—
	3/27/2024	(4)	—	—	—	—	18,106		1,161,319	—	—
	3/27/2024	(5)	—	—	—	—	17,585		1,127,902	—	—
	4/9/2025	(11)	—	—	—	—	25,028		1,605,296	—	—
	4/9/2025	(12)	—	—	—	—	24,265		1,556,357	—	—
Susan Stick	8/11/2023	(9)	—	—	—	—	41,282		2,647,827	—	—
	4/14/2024	(4)	—	—	—	—	7,072		453,598	—	—
	7/7/2024	(10)	—	—	—	—	503		32,262	—	—
	4/9/2025	(11)	—	—	—	—	20,857		1,337,768	—	—
__________________
(1)All of the option awards and stock awards were granted under the Stock Plan.
(2)Values are based on the closing price of our common stock on the Nasdaq Stock Market LLC on December 31, 2025 ($64.14).
(3)Represents a grant of 281,965 stock options and 69,220 RSUs that each vest in equal monthly installments over four years from January 1, 2022, subject to the holder’s continued service on each vesting date.
(4)Represents a grant of RSUs that vest in equal monthly installments over four years beginning on January 1, 2024, subject to the holder’s continued service on each vesting date.
(5)Represents the number of PRSUs that were earned based on achievement with respect to performance metrics related to revenue and Adjusted EBITDA performance during 2024, and which vested 25% on February 15, 2025, with the remaining 75% vesting in twelve equal quarterly installments, subject to the holder’s continued service on each vesting date.
(6)Represents a grant of 116,754 stock options and 29,138 RSUs that each vest in equal monthly installments over four years from March 1, 2022, subject to the holder’s continued service on each vesting date.

(7)Represents a grant of 138,297 RSUs that vest in equal monthly installments over three years from January 1, 2023, subject to the holder’s continued service on each vesting date.
(8)Represents a grant of 349,957 RSUs that vested one-third on May 2, 2024, the remaining portion of which will vest in equal monthly installments over two years from May 2, 2024, subject to the holder’s continued service on each vesting date.
(9)Represents a grant of 99,076 RSUs that vested one-fourth on July 31, 2024, the remaining portion of which will vest in equal monthly installments over three years from July 31, 2024, subject to the holder’s continued service on each vesting date.
(10)Represents a grant of 2,011 RSUs that vest in equal monthly installments over two years from June 6, 2024, subject to the holder’s continued service on each vesting date.
(11)Represents a grant of RSUs that vest in equal monthly installments over four years beginning on January 1, 2025, subject to the holder’s continued service on each vesting date.
(12)Represents the number of PRSUs that were earned based on achievement with respect to performance metrics related to revenue and Adjusted EBITDA performance during 2025, and which vested 25% on January 1, 2026, with the remaining 75% vesting in twelve equal quarterly installments, subject to the holder’s continued service on each vesting date.
(13)Represents a grant of RSUs that vest in equal monthly installments over four years beginning on September 1, 2025, subject to the holder’s continued service on each vesting date.
(14)Represents the target number of R-TSR PRSUs that shall vest based on the Company’s relative TSR compared to the S&P Software & Services Index over three overlapping performance periods ending December 31, 2026, 2027, and 2028. The target award is allocated 33%, 33%, and 34% across the three periods, respectively. Payout ranges from 0% to 200% of target for each tranche based on percentile performance (25th percentile = 50% payout; 55th percentile = 100% payout; 85th percentile = 200% payout, with interpolation between levels). Total payout is capped at 200% of target, and payout for any period is capped at 100% if the Company’s TSR is negative. Earned units vest at the end of the applicable performance period, subject to certification of performance and in each case subject to the holder's continued service through the applicable vesting date.

2025 OPTION EXERCISES AND STOCK VESTED
The following table shows for the fiscal year ended December 31, 2025, certain information regarding option exercises and the vesting of stock awards during the last fiscal year with respect to the NEOs:
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Chris Hulls	352,984	25,150,387	72,818	4,532,157
Lauren Antonoff	—	—	157,229	10,241,907
Russell Burke	49,000	2,270,720	83,186	5,356,366
Susan Stick	—	—	35,369	2,426,591
__________________
(1)The amounts reported as the “Value Realized on Exercise” (if any) are determined by multiplying (i) the number of shares of common stock to which the exercise of the option is related by (ii) the difference between the per-share price of the common stock on the exercise date and the exercise price of the options. The amounts reported represent the gross number of shares acquired upon the exercise of option awards, without deduction for shares that may have been withheld to satisfy the applicable exercise price or tax withholding obligations.
(2)The amounts reported as the “Value Realized on Vesting” (if any) are determined by multiplying (i) the number of shares of common stock that vested by (ii) the per-share price of the common stock on the vesting date. The amounts reported represent the gross number of shares acquired upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL
The table below sets forth the amount of compensation and benefits payable under the Company’s 2023 Severance and Change in Control Plan (the “Severance Plan”) to each participant upon (i) the participant’s termination of employment without Cause (as such term is defined in the Severance Plan) and (ii) the participant’s Enhanced Termination (as defined below).
The amounts shown in the table below assume that such termination of employment was effective as of December 31, 2025, and thus are estimates of the amounts that would be paid out to the participant in such circumstances.
Mr. Hulls became a participant in the Severance Plan in March 2024, and is thus presently eligible to receive the following benefits under the Plan upon (i) his termination of employment without Cause and (ii) his Enhanced Termination. Any notice pay to be received by Mr. Hulls in the event of a termination without Cause may be offset by severance benefits he is eligible to receive under the Severance Plan.

Name	Type of Termination	Base Salary ($)(1)	COBRA($) (2)	Accelerated Vesting of Equity Awards ($)(3)	Total ($)
Chris Hulls	Termination Without Cause	515,000	38,913	N/A	553,913
	Enhanced Termination	515,000	38,913	11,520,506	12,074,419
Ms. Antonoff became a participant in the Severance Plan in August 2025, and is thus presently eligible to receive the following benefits under the Plan upon (i) her termination of employment without Cause or due to Good Reason and (ii) her Enhanced Termination. Any notice pay to be received by Ms. Antonoff in the event of a termination without Cause may be offset by severance benefits she is eligible to receive under the Severance Plan. Pursuant to her promotion letter, Ms. Antonoff's benefits under the Severance Plan were expanded to include a right to termination due to Good Reason and to increase her Enhanced Termination benefits to 1.5x her base salary and COBRA premiums.

Name	Type of Termination	Base Salary ($)(1)	COBRA($) (2)	Accelerated Vesting of Equity Awards ($)(3)	Total ($)
Lauren Antonoff	Termination Without Cause	515,000	38,264	N/A	553,264
	Enhanced Termination	772,500	57,396	12,518,332	13,348,228

Mr. Burke became a participant in the Severance Plan in March 2024, and is thus presently eligible to receive the following benefits under the Plan upon (i) his termination of employment without Cause and (ii) his Enhanced Termination. Any notice pay to be received by Mr. Burke in the event of a Termination Without Cause may be offset by severance benefits he is eligible to receive under the Severance Plan.

Name	Type of Termination	Base Salary ($)(1)	COBRA($) (2)	Accelerated Vesting of Equity Awards ($)(3)	Total ($)
Russell Burke	Termination Without Cause	225,000	14,958	N/A	239,958
	Enhanced Termination	225,000	14,958	6,282,192	6,522,150
__________________
(1)In the event of Termination Without Cause (or, in the case of Ms. Antonoff, due to Good Reason), represents a lump sum cash payment equal to 12 months of base salary for Mr. Hulls and Ms. Antonoff and six months of base salary for Mr. Burke. Each of Mr. Hulls and Mr. Burke are eligible to receive the same amount of respective base salary severance benefits upon an Enhanced Termination and Ms. Antonoff's severance is increased to 18 months of base salary.
(2)In the event of Termination Without Cause (or, in the case of Ms. Antonoff, due to Good Reason), represents payment of COBRA premiums for 12 months following Mr. Hulls’ and Ms. Antonoff's termination and six months following Mr. Burke’s termination or, in each such case, until (i) the expiration of eligibility for the continuation coverage under COBRA or (ii) the date when Mr. Hulls, Ms. Antonoff or Mr. Burke respectively become eligible for equivalent insurance coverage in connection with any new employment. Each of Mr. Hulls and Mr. Burke are eligible to receive the same respective amount of COBRA payment benefits upon an Enhanced Termination and Ms. Antonoff's benefit increases to 18 months.
(3)In the event of an Enhanced Termination only, the vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that Mr. Hulls, Ms. Antonoff and Mr. Burke respectively hold covering Company Common Stock as of the date of their Enhanced Termination (each, an “Equity Award”) that is subject to time-vesting shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Company Common Stock issued pursuant to any time-vesting Equity Award granted to Mr. Hulls, Ms. Antonoff and Mr. Burke respectively shall lapse in full. Values are based on the closing price of our common stock on the Nasdaq Stock Market LLC on December 31, 2025 ($64.14). In addition, the R-TSR PRSUs held by Mr. Hulls and Ms. Antonoff will convert to RSUs based on the Company's TSR performance through the date of the Change of Control and will vest in the event of a double trigger termination following such Change in Control.
Receipt of benefits under the Severance Plan is contingent upon the participant executing a general waiver and release and allowing it to become effective in accordance with its terms, in no event more than sixty (60) days following the date of the participant’s Covered Termination (as defined below). Receipt of the above benefits shall cease if the participant willfully breaches any material statutory, common law, or contractual obligation to the Company or an affiliate (including, without limitation, the contractual obligations set forth in the participant’s Confidential Information and Inventions Assignment Agreement, or similar or successor agreement, and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the participant and the Company, as applicable); fails to enter into the terms of the Confidential Information and Inventions Assignment Agreement; or without the prior written approval of the Severance Plan administrator, engages in a Prohibited Action (as defined below). Benefits are also subject to recoupment if the participant engages in a Prohibited Action during the Prohibited Period (which is defined below and corresponds to the number of months such participant is receiving severance benefits) and as otherwise required by any other Company policy or applicable law. Benefits are also subject to reduction in the event the participant is receiving any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the participant by the Company or an affiliate that become payable in connection with the participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the participant to remain on the payroll for a limited period of time after being given notice of the termination of the participant’s employment.
The following capitalized terms are defined in the Severance Plan, and are summarized as follows:
(1)“Enhanced Termination” means (1) the employee’s resignation for Good Reason or (2) any Covered Termination that occurs during the period commencing three months prior to and ending 12 months following a change of the majority of the members of the Board.
(2)“Covered Termination” means a termination of employment that is due to a termination by the Company without Cause (and other than as a result of the employee’s death or disability) or, in the case of Ms. Antonoff, due to Good Reason.
(3)A “Prohibited Action” occurs if the employee: (i) breaches a material provision of his or her confidentiality agreement and/or any restrictive covenants set forth in his or her employment agreement, or under applicable law; (ii) solicits any of the Company’s then current employees to leave the Company’s employ for any reason; or (iii) induces any of the Company’s then current customers or other third parties to terminate their existing business relationship with the Company.
(4)The “Prohibited Period” commences on the date of the employee’s Covered Termination and continues for the number of months corresponding to his or her severance period set forth in such employee’s participation agreement under the Severance Plan.

(5)“Good Reason” means, for NEOs other than Ms. Antonoff, a resignation following any of the following events or conditions, without the applicable employee’s express written consent: (i) a material reduction in base salary; (ii) relocation to an office from remote work; (iii) any action or inaction that constitutes a material breach by the Company of the employment agreement; or (iv) a material reduction in duties, authority or responsibilities. For Ms. Antonoff, “Good Reason” means: a resignation following any of the following events or conditions, without Ms. Antonoff’s express written consent: (i) a material reduction in duties, authority or responsibilities; (ii) requiring to report to an officer or employee other than the Board; (iii) a material reduction in annual base salary, annual bonus or incentive compensation opportunity; (iv) the relocation of her principal place of employment to a location more than forty (40) miles from her principal place of employment or the Company requiring her to be based anywhere other than such principal place of employment; or (v) any action or inaction that constitutes a material breach by the Company of the employment agreement.
“Cause” is defined in each NEO’s employment agreement as follows: the occurrence of one or more of the following: (i) malfeasance or intentional misconduct harmful to the Company; (ii) conviction of a crime that is detrimental to the Company; (iii) conviction of, or entry of a plea to a crime that damages the Company’s financial condition or reputation or to a crime involving fraud; (iv) material violation of the Company’s Code of Ethics; (v) willful failure to perform duties; (vi) failure to cooperate with an investigation authorized by the Board; (vii) failure to follow a proper Board directive; or (viii) willful misconduct or gross negligence pursuant to the Sarbanes-Oxley Act, if and to the extent such conduct triggers a restatement of the Company’s financial results.

In connection with her separation, Ms. Stick and the Company entered into a separation agreement, pursuant to which Ms. Stick is entitled to receive (i) severance payments equal to six months of her base salary ($187,500), and six months of her 2025 target annual bonus ($84,375), and (ii) up to six months of reimbursements for continued coverage under the Company’s health plans ($19,456). In addition, in order to facilitate an orderly transition of her duties, Ms. Stick will serve as a consultant to the Company through June 2, 2026, with her outstanding restricted stock units continuing to vest during the term of Ms. Stick’s service as a consultant (estimated value of $2,195,867 based on the stock price as of Ms. Stick’s employment separation date).
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Ms. Antonoff, our Chief Executive Officer. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.
Ratio
For fiscal 2025,
•The median of the annual total compensation of all of our employees, other than Ms. Antonoff, was $262,930.
•Ms. Antonoff’s annual total compensation was $12,426,305. This amount differs from the amount reported in the Total column of the 2025 Summary Compensation Table due to the annualization of Ms. Antonoff's compensation to reflect her August 11, 2025 promotion to the position of Chief Executive Officer.
•Based on this information, the ratio of the annual total compensation of Ms. Antonoff to the median of the annual total compensation of all employees is estimated to be 47.26 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Identification of Median Employee
We selected December 31, 2024 as the date on which to determine our median employee. On December 31, 2024, we had 365 U.S. employees and 67 non-U.S. employees. For purposes of identifying the median employee from our fiscal 2024 employee population, we considered the gross cash compensation of all employees, as compiled from payroll records. We selected gross cash compensation as it represents the principal form of compensation delivered to all of our employees and is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ending December 31, 2024. Compensation paid in foreign currencies was converted to U.S. dollars based on spot rate exchange rates as of December 31, 2024.

For 2025, we used the same median employee identified for 2024, as we determined that there were no significant changes in our employee population or employee compensation arrangements that would reasonably be expected to result in a significant change in our pay ratio disclosure.

The total compensation reported for Ms. Antonoff differs from the Total column of the 2025 Summary Compensation Table as a result of the annualization of Ms. Antonoff's compensation to reflect her August 11, 2025 promotion to the position of Chief Executive Officer. To annualize Ms. Antonoff's compensation, we adjusted her base salary and annual cash incentive award to reflect the adjustments made to each in connection with her promotion and which became effective on August 11, 2025. We did not adjust Ms. Antonoff’s 2025 annual long-term incentive awards since no adjustments were made to those awards for 2025 and the additional promotion grants received by Ms. Antonoff are reflected in the Total column of the 2025 Summary Compensation Table.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K (the “PVP Rules”), we are providing the following: (1) tabular compensation and performance disclosure for our NEOs for each of fiscal years 2022, 2023, 2024 and 2025 (the “Covered Years”); (2) a list of financial performance measures that the Company considers to be its most important to align compensation actually paid to the NEOs in 2025 to Company performance; and (3) additional disclosure relative to the relationship between the “compensation actually paid” (“CAP”) set forth in the Pay versus Performance Table and each of the performance metrics set forth in the Pay versus Performance Table and between the Company’s and the Peer Group Total Shareholder Return (“TSR”), in each case over 2022, 2023, 2024 and 2025.
Although the PVP Rules require us to disclose “compensation actually paid,” these amounts do not necessarily reflect compensation that our NEOs actually earned in the Covered Years. Instead, “compensation actually paid” reflects a calculation computed in accordance with the PVP Rules, including adjusted values to unvested and vested equity awards during the Covered Years based on either year-end or vesting date stock prices and various accounting valuation assumptions. “Compensation actually paid” generally fluctuates due to stock price performance.

Pay Versus Performance
Year(1)	Summary Compensation Table Total for PEO HULLS, CHRISTOPHER(2)	Compensation Actually Paid to PEO HULLS, CHRISTOPHER(3)	Summary Compensation Table Total for PEO ANTONOFF, LAUREN(2)	Compensation Actually Paid to PEO ANTONOFF, LAUREN(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net income (loss)		Company- Selected Measure: Adjusted EBITDA(7)
							Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2025	$8,726,932	$14,597,210	$12,250,841	$16,562,047	$2,075,215	$5,979,083	$1,000	$117	$150,832,000		$93,197,000
2024	$4,412,802	$10,964,671	$—	$—	$2,087,998	$7,874,951	$643	$92	($4,555,000)	45484000	$45,484,000
2023	$1,914,800	$3,532,043	$—	$—	$2,641,659	$3,498,046	$241	$93	($28,171,000)		$20,559,000
2022	$3,932,605	$503,566	$—	$—	$7,283,268	$4,937,726	$155	$85	($91,629,000)		($40,096,000)
__________________
(1)Chris Hulls served as the Company’s Principal Executive Officer (our “PEO”) for the entirety of fiscal years 2022, 2023, 2024, and through August 2025. In August 2025, Lauren Antonoff was appointed Chief Executive Officer and became the Company's PEO for the remainder of fiscal year 2025. The Company’s other NEOs for the indicated fiscal years were as follows:
•2025: Russell Burke and Susan Stick
•2024: Russell Burke, Lauren Antonoff and Susan Stick
•2023: Russell Burke, Lauren Antonoff, Susan Stick and David Rice
•2022: Charles Prober and Kirsten Daru
(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the indicated fiscal year in the case of our PEOs and (ii) the average of the total compensation reported in the Summary Compensation Table for the non-PEO NEOs in the indicated year for such years. Refer to “Executive Compensation—Summary Compensation Table.”

(3)Amounts reported in these columns represent the amount of CAP to our PEOs for the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on their total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the tables below:

	2022	2023	2024	2025
				PEO - Hulls, Christopher	PEO - Antonoff, Lauren
Summary Compensation Table - Total Compensation	$3,932,605	$1,914,800	$4,412,802	$8,726,932	$12,250,841
Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$2,876,205	$—	$2,999,952	$(7,646,617)	$(11,330,990)
Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$1,583,255	$—	$4,714,993	$8,155,481	$9,258,536
Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	($1,399,960)	$1,014,097	$2,518,540	$1,730,490	$2,199,964
Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$450,974	$—	$329,862	$645,980	$800,722
Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($1,187,102)	$603,146	$1,988,426	$2,984,945	$3,382,974
Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0	$0
Compensation Actually Paid	$503,566	$3,532,043	$10,964,671	$14,597,210	$16,562,047
Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(4)Amounts reported in this column represent the amount of CAP to our non-PEO NEOs in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such non-PEO NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	2022	2023	2024	2025
Summary Compensation Table—Total Compensation	$7,283,268	$2,641,659	$2,087,998	$2,075,215
Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$6,783,285	$2,127,131	$1,298,273	$(1,485,836)
Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$4,428,067	$2,217,169	$2,028,395	$2,249,716
Change in Fair Value Of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$0	$257,647	$2,771,326	$1,089,492
Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$9,676	$186,029	$378,137	$450,296
Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0	$322,673	$1,907,368	$1,600,200
Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0
Compensation Actually Paid	$4,937,726	$3,498,046	$7,874,951	$5,979,083
Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(5)Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our Common Stock on June 27, 2022, the effective date of our Registration Statement on Form 10 filed with the SEC, using the closing stock price of a share of the Company’s Common Stock (traded as three CDIs on the ASX), calculated by multiplying the closing CDI price on that date, by 3 (to account for the 1:3 ratio of Common Stock to CDIs) and using an exchange rate of 0.6942 to convert Australian dollars to U.S. dollars on that date. Historic stock price performance is not necessarily indicative of future stock price performance.
(6)The TSR Peer Group is the Company’s 2025 compensation peer group, which consisted of the following companies: Amplitude, Braze, CarGurus, Coursera, Clear Secure, Couchbase, DoubleVerify Holdings, Doximity, Duolingo, Eventbrite, GoodRx Holdings, Grindr, Intapp, JFrog, Magnite, Nextdoor Holdings, Olo, PagerDuty, Sprout Social, and Yelp. Compared to the Company’s 2024 compensation peer group, the TSR Peer Group for 2025 removed Alarm.com Holdings, American Software, CS Disco, eGain, Everbridge, Globalstar, LiveVox Holdings, Matterport, Mitek Systems, MiX Telematics, ON24, Ooma, OptimizeRx, Soundthinking, TrueCar, and Veritone primarily due to being either significantly smaller on key metrics or having been acquired, and added Amplitude, Braze, CarGurus, Coursera, DoubleVerify Holdings, Doximity, Duolingo, GoodRx Holdings, Grindr, Intapp, JFrog, Magnite, Olo, Sprout Social, and Yelp based on their alignment with the peer selection criteria described in the section titled “Compensation Discussion and Analysis” of this Proxy Statement. The cumulative TSR for the Company’s 2025 compensation peer group was $85 for 2022, $93 for 2023, $92 for 2024, and $117 for 2025. The calculations assume that $100 was invested in this peer group index on June 27, 2022 (aligned with the period used in footnote #5 above). The cumulative TSR for the Company's 2024 compensation peer group was $85 for 2022, $93 for 2023, and $92 for 2024.

(7)Adjusted EBITDA is a non-GAAP financial metric that the Company defines as Net income (loss), excluding (i) convertible notes and derivative liability fair value adjustments, (ii) gains and losses on the settlement of convertible notes and derivative liabilities, (iii) gain (loss) on change in fair value of investments, (iv) benefit from income taxes, (v) depreciation and amortization, (vi) interest income, (vii) other expense, net, (viii) acquisition and investment related transaction costs, (ix) stock-based compensation, (x) warehouse relocation costs, (xi) IPO-related transaction costs, including secondary offering costs, and (xii) workplace restructuring costs.
Tabular List of Performance Measures
The following is a list of performance measures, which in the Company’s assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2025. These metrics are used in the bonus plan.
•Adjusted EBITDA
•Revenue
•Relative Total Shareholder Return
Relationship Between Compensation Actually Paid and Performance
Because CAP does not reflect the actual amount earned by our NEOs on their equity compensation, we do not use this measure for understanding how NEO pay aligns with our company performance. For a discussion of how the Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see the section titled “Compensation Discussion and Analysis” of this Proxy Statement.
Below are graphs showing the relationship of “Compensation Actually Paid” to our PEO and non-PEO NEOs for our fiscal years 2022, 2023, 2024 and 2025 to (1) the TSR of both our common stock and the compensation peer group, (2) our net income (loss), and (3) our Adjusted EBITDA.

Compensation Actually Paid vs TSR
PEO CAP ($M) - HULLS, CHRISTOPHER
PEO CAP ($M) - ANTONOFF, LAUREN
Average Compensation Actually Paid to Non-PEO NEOs ($M)
Total Shareholder Return
Peer Group Total Shareholder Return
Prior Peer Group TSR
Compensation Actually Paid ($M)
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
Value of Initial $100 Investment (TSR)
$1,200
$1,000
$800
$600
$400
$200
$0
-$200
2022
2023
2024
2025

Compensation Actually Paid vs Net Income
PEO CAP ($M) - HULLS, CHRISTOPHER
PEO CAP ($M) - ANTONOFF, LAUREN
Average Compensation Actually Paid to Non-PEO NEOs ($M)
Net Income ($)
Compensation Actually Paid ($M)
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
Net Income ($)
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
-$50,000,000
-$100,000,000
-$150,000,000
2022
2023
2024
2025

Compensation Actually Paid vs Adjusted EBITDA
PEO CAP ($M) - HULLS, CHRISTOPHER
PEO CAP ($M) - ANTONOFF, LAUREN
Avg NEO CAP ($M)
Company Selected Measure Adjusted EBITDA
Compensation Actually Paid ($M)
Adjusted EBITDA ($M)
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
$120,000,000
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$0
-$20,000,000
-$40,000,000
-$60,000,000
2022
2023
2024
2025

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION
The elements of our 2025 director compensation program for non-employee directors are set forth below. Lauren Antonoff, our Chief Executive Officer, and Chris Hulls, our Executive Chairman of the Board in 2025, did not receive any additional compensation for serving as directors. Please see the “2025 Summary Compensation Table” for the compensation received by Ms. Antonoff and Mr. Hulls with respect to 2025.

Position	Cash(2)	Equity ($)(3)	Total ($)
Lead Independent Director(1)	63,000	193,500	256,500
Board Chair	13,000	23,500	36,500
Board Member	50,000	170,000	220,000
Audit Committee Chair	5,000	15,000	20,000
Audit Committee Member	4,000	6,000	10,000
Compensation Committee Chair	5,000	7,000	12,000
Compensation Committee Member	4,000	5,000	9,000
Corporate Governance and Nominating Committee Chair	3,000	5,000	8,000
Corporate Governance and Nominating Committee Member	1,500	2,500	4,000
__________________
(1)Lead Independent Director fees are in lieu of Board Member fee. Committee Member fees are supplemental to Lead Independent Director, Board Chair, Board Member and Committee Chair fees.
(2)In 2025, based on a review of market practices and the input of the Compensation Committee’s independent compensation consultant, the Board approved new annual cash retainers of $3,000 for the Corporate Governance and Nominating Committee Chair, $1,500 for the Corporate Governance and Nominating Committee Members, and $63,000 for the newly created Lead Independent Director role, as reflected in this column.
(3)Non-executive directors received 100% of their equity award as RSUs. In 2025, based on a review of market practices and the input of the Compensation Committee’s independent compensation consultant, the Board approved equity retainers with a grant date fair values of $5,000 for the Corporate Governance and Nominating Committee Chair, $2,500 for each of the Corporate Governance and Nominating Committee Members, and $193,500 for the newly created Lead Independent Director role, as reflected in this column.
The following table shows for the fiscal year ended December 31, 2025 the compensation earned by or paid to all non-executive directors of the Company:
DIRECTOR COMPENSATION FOR FISCAL 2025

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Mark Goines	69,500	197,766	267,266
John Philip Coghlan	74,000	210,806	284,806
Alex Haro	50,000	171,091	221,091
Brit Morin	55,500	178,655	234,155
Charles Prober	50,000	171,091	221,091
James Synge	54,000	177,142	231,142
David Wiadrowski	55,000	186,157	241,157
Randi Zuckerberg	50,000	171,091	221,091
__________________
(1)In 2025, each non-employee director received a base fee of $50,000, except for Mr. Goines, who served as our Lead Independent Director and received an annual cash retainer of $63,000 in lieu of the $50,000 base retainer. In addition, Mr. Coghlan received $13,000 for serving as Chair of our Board, Messrs. Coghlan and Synge each received an additional $4,000 for serving as members of our Audit Committee, and Mr. Wiadrowski received an additional $5,000 for serving as the chair of our Audit Committee, Mr. Coghlan and Ms. Morin each received an additional $4,000 for serving on our Compensation Committee, Mr. Goines received an additional $5,000 for serving as the chair of our Compensation Committee, Mr. Coghlan received an additional $3,000 for serving as the chair of our Corporate Governance and Nominating Committee, and Mr. Goines and Ms. Morin each received an additional $1,500 for serving on our Corporate Governance and Nominating Committee.
(2)RSU awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(3)The aggregate number of shares subject to stock option awards (from stock option grants made prior to 2023) and the aggregate number of shares subject to RSU awards as of December 31, 2025 was as follows:

Name	RSU Awards	Stock Option Awards
Mark Goines	1,559	34,045
John Philip Coghlan	1,672	264,084
Alex Haro	1,357	407,837
Brit Morin	1,417	88,924
Charles Prober	1,357	87,230
James Synge	1,405	33,972
David Wiadrowski	1,477	37,361
Randi Zuckerberg	1,357	37,870

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025 regarding the number of shares of Company Common Stock that may be issued under our equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	8,687,404	(1)	$5.66	(2)	14,833,984	(3)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	8,687,404		$5.66		14,833,984
__________________
(1)Includes 4,108,029 shares issuable pursuant to outstanding stock options, 3,921,790 shares issuable pursuant to outstanding RSUs and 657,585 shares issuable pursuant to outstanding PRSUs (assumes maximum achievement of the applicable performance goals for PRSUs granted in 2025 (equivalent to 285,008 PRSUs at target).
(2)This weighted average excludes full value awards such as RSUs and PRSUs.
(3)This amount represents shares of Company Common Stock available for issuance under the Company’s Stock Plan. Awards available for grant under the Company’s Stock Plan include stock options, restricted stock and RSUs (including PRSUs), and any combination of the foregoing awards. Our Stock Plan provides that the number of shares of Company Common Stock available for issuance under the Stock Plan will be increased on January 1 of each year, commencing with January 1, 2021, in an amount equal to the lesser of (i) 5% of the outstanding shares of Company Common Stock on the last day of the immediately preceding December 31, (ii) 5,000,000 shares and (iii) such number of shares determined by the Board.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
We have procedures in place to identify related person transactions. The Audit Committee has adopted a written Related Person Transactions Policy regarding the review and approval of transactions to which we have been a party and our directors, director nominees, executive officers or beneficial owners of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material (such transactions, “Related Person Transactions”). Each Related Person Transaction that is required to be disclosed pursuant to Item 404(a) of Regulation S-K must be reviewed, approved or ratified and overseen by our Audit Committee unless otherwise approved or ratified pursuant to the Company’s written Related Person Transaction Policy. In addition, we require all Board members to complete and sign an annual director’s questionnaire which includes updated directorships and known related party transactions. All Board directors are required to declare all conflicts of interest at every Board meeting. Management reviews the vendor list every month to identify any related parties. Transactions with related parties will also be subject to stockholder approval to the extent required by the Nasdaq rules and regulations.
CERTAIN RELATED PERSON TRANSACTIONS
There were no related person transactions since January 1, 2025 in which the amount involved exceeded $120,000, other than compensation arrangements with directors and executive officers, which are described in the section titled “Executive Compensation” in this Proxy Statement.
Indemnification
The Company provides indemnification for its directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Bylaws, the Company is required to indemnify and provide advancement of expenses incurred in defense of a proceeding to its current and former directors and officers to the extent not prohibited under Delaware law. The Company has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Life360, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Life360, Inc. Direct your written request to Life360, Inc., Attn: Management, 1900 S Norfolk Street, Suite 310, San Mateo, CA 94403. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
ADDITIONAL FILINGS
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website investors.life360.com and click on “SEC Filings” under the “Financials” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2025, including financial statements and schedules thereto, filed with the SEC on March 2, 2026, are also available without charge to stockholders by contacting Life360 by mail at Life360, Inc., Attn: Management, 1900 S Norfolk Street, Suite 310, San Mateo, CA 94403, or by email at investors@life360.com.
In addition, the ASX maintains a website that contains documents required under Australian securities laws and other information regarding our filings at www.asx.com.au. To access these filings, go to our website investors.life360.com and click on the “ASX Announcements” under the “Financials” heading. The information found on our website is not incorporated by reference into this Proxy Statement or any other report we file with or furnish to the SEC.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Matthew Cullen
Matthew Cullen General Counsel and Corporate Secretary
April 16, 2026
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2025 is available without charge upon written request to: General Counsel, Life360, Inc., 1900 S Norfolk Street, Suite 310, San Mateo, CA 94403.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors (the "Board") of Life360, Inc. (the "Company") is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the "Annual Meeting"). Pursuant to SEC rules, we have elected to provide access to our proxy materials over the internet. We intend to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) on or about Thursday, April 16, 2026 (U.S.) (being Friday, April 17, 2026 (Australia)) to all stockholders of record entitled to vote at the Annual Meeting. All stockholders or holders of CHESS Depositary Interests (“CDIs”, and each such holder, a “CDI holder”) may access the proxy materials at the website referenced in the Notice or request a printed copy. We may also send stockholders a proxy card on or after Thursday, April 16, 2026 (U.S.) (being Friday, April 17, 2026 (Australia)).
What is a proxy?
If you are a stockholder of record and you designate another person or entity to vote shares that you own of record, such other person or entity is referred to as your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you designate a proxy, you may also direct the proxy how to vote your shares. This is referred to as your “proxy vote.”
How do I attend the Annual Meeting?
The 2026 Annual Meeting will be held virtually on Thursday, May 28, 2026, at 3:00 p.m. Pacific Time (Friday, May 29, 2026, at 8:00 a.m. Australian Eastern Time). To attend, visit www.virtualshareholdermeeting.com/LIF2026 and enter the 16-digit Control Number from your Notice, proxy card, or voting instruction form. CDI holders should register as a guest at the same link but will not be able to vote via the online facility. Online check-in opens at 2:45 p.m. Pacific Time on May 28, 2026 (7:45 a.m. Australian Eastern Time on May 29, 2026). If you need technical assistance, a support phone number will be available on the registration page 15 minutes before the meeting begins.
What am I voting on, and how does the Board recommend I vote?

Proposal	Description	Board Recommendation
1	Election of four Class I directors named in the proxy statement to serve for a term expiring at the 2029 annual meeting of stockholders.	FOR each nominee
2	An advisory, non-binding vote to approve the compensation of the Company's named executive officers.	FOR
3	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026	FOR

Who is entitled to vote?

Stockholders of record, beneficial owners ("Street Name holders"), and CDI holders as of the Record Date — April 9, 2026 — are entitled to vote. Each share of Common Stock carries one vote. Each CDI represents 1/3 of a share of Common Stock, so CDI holders receive one vote per 3 CDIs held. Fractional shares do not count. As of the Record Date, there are 80,688,123 shares of Common Stock outstanding (equivalent to 179,796,268 CDIs), representing 80,688,123 total votes.
How do I vote?

Stockholders of record may vote by any of the following methods. Proxy submissions (other than virtual meeting votes) must be received by 8:59 p.m. Pacific Time on Monday, May 26, 2026:
•Online at the meeting: www.virtualshareholdermeeting.com/LIF2026
•Online in advance: www.proxyvote.com (use your 16-digit Control Number)
•By phone: 1-800-690-6903

•By mail: Complete, sign, and return your proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
Street Name holders should follow the voting instructions from their broker, bank, or nominee. To vote at the Annual Meeting, you must obtain a legal proxy from that institution in advance.

CDI holders cannot vote at the meeting directly and must either:
•Lodge a completed CDI Voting Instruction Form with Computershare Investor Services Pty Limited ("Computershare AUS") by 5:00 p.m. AEST on Sunday, May 24, 2026 (12:00 a.m. Pacific Time) by mail (GPO Box 242, Melbourne VIC 3001), fax (1800 783 447 within Australia; +61 3 9473 2555 outside Australia), or online at www.investorvote.com.au; or
•Nominate a proxy via Step 2 of the CDI Voting Instruction Form by the same deadline.
Note: You are responsible for any internet access costs when voting online.

What if I don't include voting instructions?

Signed proxies returned without voting instructions will be voted per the Board's recommendations. Street Name holders should be aware that Proposals 1 and 2 are "non-routine" — your broker cannot vote without your instructions. Proposal 3 is "routine" and may be voted by your broker without instructions. If a CDI holder does not include voting instructions, no vote will be cast on that proposal.

How many votes are required to approve each proposal?

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
1 — Election of Directors	Plurality (nominees receiving most "For" votes elected)	Not applicable	No effect
2 — Advisory vote on executive compensation	Majority of votes cast	No effect	No effect
3 — Ratification of auditor	Majority of votes cast	No effect	Brokers may vote

What is a quorum?

A quorum requires holders of at least one-third of the 80,688,123 outstanding shares to be present or represented by proxy. Abstentions and broker non-votes count toward quorum. If quorum is not met, the meeting may be adjourned.

What are broker non-votes?

If a Street Name holder provides no voting instructions, unvoted shares on non-routine matters are "broker non-votes." These count toward quorum but do not affect the outcome of Proposals 1 or 2. Broker non-votes will affect the outcome of Proposal 3.

Can I change or revoke my vote?

Stockholders of record may revoke or change their proxy before voting closes by: (i) filing a written notice of revocation with Broadridge (Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by 8:59 p.m. Pacific Time on May 26, 2026; (ii) submitting a later-dated proxy by mail, phone, or online by the same deadline; or (iii) voting at the Annual Meeting via the virtual online facility. Your most recent submission controls.

Street Name holders may update instructions through their broker, bank, or nominee, or obtain a legal proxy to vote at the meeting.

CDI holders may revoke by sending a later-dated written notice to Computershare Investor Services Pty Limited, GPO Box 242, Melbourne VIC 3001, or change (but not revoke) their vote at www.investorvote.com.au — both by 5:00 p.m. AEST on May 24, 2026. CDI holders who nominate a proxy via Step 2 of the CDI Voting Instruction Form may vote at the Annual Meeting.

What if I don't return my proxy or CDI Voting Instruction Form?
Shares held directly in your name will not be voted without a proxy or personal vote at the meeting. CDIs will not be voted without a completed CDI Voting Instruction Form lodged with Computershare AUS by 5:00 p.m. AEST on May 24, 2026. Shares held by a U.S. brokerage firm may be voted on routine matters (Proposal 3 only) without your instructions.

What if I receive more than one Notice, proxy card, or voting instruction form?

Your shares may be registered in multiple accounts. Please follow the instructions on each form you receive to ensure all shares are voted.

How do I find my Control Number?
Your Control Number appears on your Notice, proxy card, or voting instruction form. If you cannot locate it, registered stockholders may call Broadridge at +1-844-976-0738 (U.S. Toll Free) or 303-552-9301 (International) starting at 5:00 a.m. Pacific Time on May 28, 2026. Street Name holders should contact their broker, bank, or nominee.
How can I submit questions?
We will hold a Q&A session at the Annual Meeting. Questions may be submitted in advance by email to investors@life360.com. CDI holders may mail questions to: MUFG Level 41, 161 Castlereagh Street, Sydney NSW Australia 2000, Attention: Eryl Baron, by May 23, 2026 at 10:00 a.m. Australian Eastern Time. Common Stockholders may mail questions to: Life360, Inc., c/o Investor Relations, 1900 S Norfolk Street, Suite 310, San Mateo, CA 94403. Only questions pertinent to Annual Meeting business will be answered; similar questions may be grouped.
Will there be a replay of the Annual Meeting?

Yes, a replay will be available at investors.life360.com and will remain posted for at least one year.
Who is paying for this proxy solicitation?
The Company pays all proxy preparation and solicitation costs, including reasonable charges from brokers and nominees for forwarding materials. Directors, officers, and employees may solicit proxies without additional compensation. The Company has engaged Nasdaq Corporate Solutions, LLC for proxy solicitation at an estimated fee of $11,600 plus expenses.

How will voting results be reported?

Preliminary results will be announced at the Annual Meeting. Final results will be filed on Form 8-K within four business days after the Annual Meeting.

What if another matter is properly brought before the meeting?
The Company knows of no other matters that will be presented for consideration at the Annual Meeting other than the proposals named in this Proxy Statement. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote with discretionary authority on such matters in accordance with their best judgment.
When are stockholder proposals and director nominations due for the 2027 annual meeting of stockholders?
To be included in next year's proxy materials under Rule 14a-8, proposals must be received at 1900 S Norfolk Street, Suite 310, San Mateo, CA 94403 no later than December 17, 2026 (U.S.).

Director nominations not included in next year's proxy must be received between January 28, 2027 and February 27, 2027 (U.S.).

Universal proxy rule notices (Rule 14a-19) must be received by March 29, 2027 (U.S.).

APPENDIX
Non-GAAP Financial Measures
We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance.
To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to facilitate analysis of our financial and business trends, and for internal planning and forecasting purposes.
Non-GAAP financial measures include, adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin.
Adjusted EBITDA is defined as Net income (loss), excluding:
(i) convertible notes and derivative liability fair value adjustments, (ii) gains and losses on the settlement of convertible notes and derivative liabilities, (iii) gain (loss) on change in fair value of investments, (iv) benefit from income taxes, (v) depreciation and amortization, (vi) interest income, (vii) other expense, net, (viii) acquisition and investment related transaction costs, (ix) stock-based compensation, (x) warehouse relocation costs, (xi) IPO-related transaction costs, including secondary offering costs, and (xii) workplace restructuring costs.
The above items are excluded from Adjusted EBITDA because these items are non-cash in nature, because the amount and timing of these items are unpredictable, or because these items are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful. We believe these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing useful measures for period-to-period comparisons of our business performance. Moreover, we disclose these non-GAAP financial measures because they are key measurements used by our management team internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, this non-GAAP financial measure is presented for supplemental informational purposes only, may not be comparable to similarly titled measures used by other companies and should not be used as substitutes for, analysis of, or superior to, our financial information presented in accordance with GAAP. Additionally, we do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. As such, you should consider this non-GAAP financial measure in addition to other financial performance measures presented in accordance with GAAP, including various cash flow metrics, Net income (loss) and our other GAAP results.

The following table presents a reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
(in thousands)
Net income (loss)	$129,655	$8,498	$150,832	$(4,555)
Add (deduct):
Convertible notes fair value adjustment(1)	—	—	—	608
Derivative liability fair value adjustment(1)	—	—	—	1,707
Loss on settlement of convertible notes(2)	—	—	—	440
Gain on settlement of derivative liability	—	—	—	(1,924)
Gain (loss) on change in fair value of investment(3)	1,481	—	(609)	(5,389)
Benefit from income taxes(4)	(117,994)	(2,217)	(118,173)	(71)
Depreciation and amortization(5)	3,470	2,720	13,329	9,778
Interest Income	(4,666)	(10,223)	(13,705)	(6,009)
Other expense, net	479	9,660	481	1,647
Acquisition and investment related transaction costs(6)	3,827	—	4,876	—
Stock-based compensation	15,475	11,762	55,460	42,269
Warehouse relocation costs(7)	706	—	706	—
IPO-related transaction costs, including secondary offering costs	—	1,046	—	6,830
Workplace restructuring costs(8)	—	—	—	153
Adjusted EBITDA	$32,433	$21,246	$93,197	$45,484
__________________
(1)To reflect the change in fair value of the September 2021 Convertible Notes and derivative liability associated with the July 2021 Convertible Notes.
(2)Relates to the settlement of the July 2021 Convertible Notes and September 2021 Convertible Notes.
(3)Relates to the changes in fair value of the Related Party Investment and the Convertible Note Investment. Refer to the FY 2025 10-K for the definition and additional information on the Related Party Investment and Convertible Note Investment.
(4)The Company recorded a total income tax benefit of $118.2 million for the year. This amount primarily reflects a $118.4 million one-time, non-cash income tax benefit related to the release of a valuation allowance, driven by current and projected taxable income that supports the realizability of the Company's deferred tax assets. This was partially offset by $0.2 million of income tax expense.
(5)Includes depreciation on fixed assets and amortization of intangible assets.
(6)Relates to costs incurred in connection with the acquisition of Nativo, Inc., the Convertible Note Investment, and the asset acquisition of Fantix, Inc., including one-time bonus payments.
(7)Relates to non-recurring warehouse relocation costs associated with the move of certain hardware manufacturing operations.
(8)Relates to non-recurring personnel and severance related expenses.

With respect to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items, which are fluid and unpredictable in nature. In addition, the Company believes such a reconciliation would imply a degree of precision that may be confusing or misleading to investors. These items include, but are not limited to, litigation costs and fair value adjustments. These items may be material to our results calculated in accordance with GAAP.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until May 27, 2026 8:59 p.m. PT (11:59 p.m. ET) which is May 28, 2026 1:59 p.m. AEST. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LIF2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until May 27, 2026 8:59 p.m. PT (11:59 p.m. ET) which is May 28, 2026 1:59 p.m. AEST. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91848-P47758

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIFE360, INC.

The Board of Directors recommends you vote FOR all Director Nominees and FOR Proposals 2 and 3.

Nominees:	For	Withhold
1a. Lauren Antonoff	☐	☐
1b. Mark Goines	☐	☐
1c. Alex Haro	☐	☐
1d. Randi Zuckerberg	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com.

V91849-P47758

LIFE360, INC.
Annual Meeting of Stockholders
Thursday, May 28, 2026 at 3:00 p.m. PDT
(being Friday, May 29, 2026 at 8:00 a.m. AEST)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Russell Burke and Matthew Cullen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LIFE360, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually on Thursday, May 28, 2026 at 3:00 p.m. PDT (being Friday, May 29, 2026 at 8:00 a.m. AEST) at www.virtualshareholdermeeting.com/LIF2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Life360
ARBN 629 412 942

Need assistance?

Phone:
1300 850 505 (within Australia)
+61 3 9415 4000 (outside Australia)

Online:
www.investorcentre.com/contact

360

MR SAM SAMPLE
FLAT 123
123 SAMPLE STREET
THE SAMPLE HILL
SAMPLE ESTATE
SAMPLEVILLE VIC 3030

YOUR VOTE IS IMPORTANT

For your vote to be effective it must be received by **5:00pm (AEST) on Sunday, 24 May 2026 (being 12:00am (PDT) on Sunday, 24 May 2026).**

CDI Voting Instruction Form

How to Vote on Items of Business

Each CHESS Depositary Interest (CDI) is equivalent to one-third of Company Common Stock, so that every 3 (three) CDI registered in your name on Thursday, 9 April 2026 at 7.00pm (AEST) (Thursday, 9 April 2026 at 2.00am (PDT)) entitles you to one vote.

You can vote by completing, signing and returning your CDI Voting Instruction Form. This form gives your voting instructions to CHESS Depositary Nominees Pty Ltd, which will vote the underlying shares on your behalf. You need to return the form no later than the time and date shown above to give CHESS Depositary Nominees Pty Ltd enough time to tabulate all CHESS Depositary Interest votes and to vote on the underlying shares.

SIGNING INSTRUCTIONS FOR POSTAL FORMS

Individual: Where the holding is in one name, the securityholder must sign.

Joint Holding: Where the holding is in more than one name, all of the securityholders should sign.

Power of Attorney: If you have not already lodged the Power of Attorney with the Australian registry, please attach a certified photocopy of the Power of Attorney to this form when you return it.

Companies: Only duly authorised officer/s can sign on behalf of a company. Please sign in the boxes provided, which state the office held by the signatory, ie Sole Director, Sole Company Secretary or Director and Company Secretary. Delete titles as applicable.

Lodge your Form:

XX

Online:

Lodge your vote online at www.investorvote.com.au using your secure access information or use your mobile device to scan the personalised QR code.

Your secure access information is

Control Number: 999999

SRN/HIN: I9999999999

PIN: 99999

By Mail:

By Fax:

1800 783 447 within Australia or
+61 3 9473 2555 outside Australia

PLEASE NOTE: For security reasons it is important that you keep your SRN/HIN confidential.

You may elect to receive meeting-related documents, or request a particular one, in electronic or physical form and may elect not to receive annual reports. To do so, contact Computershare.

Samples/000001/000002

MR SAM SAMPLE
FLAT 123
123 SAMPLE STREET
THE SAMPLE HILL
SAMPLE ESTATE
SAMPLEVILLE VIC 3030

☐ **Change of address.** If incorrect, mark this box and make the correction in the space to the left. Securityholders sponsored by a broker (reference number commences with '**X**') should advise your broker of any changes.

I 9999999999 I ND

CDI Voting Instruction Form

Please mark ☒ to indicate your directions

STEP 1 CHESS Depositary Nominees Pty Ltd will vote as directed

XX

Voting Instructions to CHESS Depositary Nominees Pty Ltd

I/We being a holder of CHESS Depositary Interests of Life360, Inc. hereby direct CHESS Depositary Nominees Pty Ltd to vote the shares underlying my/our holding at the Annual Meeting of Life360, Inc. to be held virtually on Friday, 29 May 2026 at 8:00am (AEST) (being Thursday, 28 May 2026 at 3:00pm (PDT)) and at any adjournment or postponement of that meeting. By execution of this CDI Voting Form the undersigned hereby authorises CHESS Depositary Nominees Pty Ltd to appoint such proxies or their substitutes to vote in their discretion on such business as may properly come before the meeting.

STEP 2 Items of Business

PLEASE NOTE: If you mark the **Abstain** box for an item, you are directing CHESS Depositary Nominees Pty Ltd or their appointed proxy not to vote on your behalf on a show of hands or a poll and your votes will not be counted in computing the required majority.

The Board of Directors recommends you vote FOR all Director Nominees and FOR Proposals 2 and 3.

Nominees:	For	Withhold
1a. Lauren Antonoff	☐	☐
1b. Mark Goines	☐	☐
1c. Alex Haro	☐	☐
1d. Randi Zuckerberg	☐	☐

SIGN Signature of Securityholder(s) *This section must be completed.*

Individual or Securityholder 1	Securityholder 2	Securityholder 3
Sole Director and Sole Company Secretary	Director	Director/Company Secretary

Contact Name ______________________ Contact Daytime Telephone ______________________ Date ___/___/___

360 324342A

Computershare

Your **Vote** Counts!

LIFE360, INC.

2026 Annual Meeting
Vote by May 27, 2026, 8:59 p.m. PT (11:59 p.m. ET)
May 28, 2026 1:59 p.m. AEST

V91850-P47758

You invested in LIFE360, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 28, 2026 (U.S) (May 29, 2026 (Australia)).**

Get informed before you vote

View the Notice and Proxy Statement and 10K Wrap online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 14, 2026. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 28, 2026
3:00 p.m. PDT
May 29, 2026
8:00 a.m. AEST

Virtually at:
www.virtualshareholdermeeting.com/LIF2026

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of four Class I directors named in the proxy statement to serve for a term expiring at the 2029 annual meeting of stockholders.	
	Nominees:	
1a.	Lauren Antonoff	For
1b.	Mark Goines	For
1c.	Alex Haro	For
1d.	Randi Zuckerberg	For
2.	An advisory, non-binding vote to approve the compensation of the Company's named executive officers.	For
3.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V91851-P47758